Exhibit 2.1
ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 29, 2011 (the “Effective Date”) by and between GliaMed, Inc., a Delaware corporation (“GliaMed”), La Jolla Pharmaceutical Company, a Delaware corporation (“La Jolla”), and Jewel Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of La Jolla (“Jewel”). GliaMed, La Jolla and Jewel may each be referred to herein individually as a “Party” and collectively as the “Parties.”
BACKGROUND
WHEREAS, GliaMed exclusively owns or possesses certain proprietary rights and know-how and technology related to the Compound (as defined below), as well as API (Active Pharmaceutical Ingredient), raw materials and related reference standards;
WHEREAS, GliaMed desires to sell, assign, transfer, convey and deliver to Jewel, and Jewel shall purchase, acquire and accept from GliaMed, the Purchased Assets (as defined below), upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, in connection with the purchase and sale of the Purchased Assets, La Jolla, Jewel and GliaMed desire to enter into the Ancillary Agreements (as defined below).
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
I. DEFINITIONS
1.1 “Acquirer” shall mean any Third Party that merges with or otherwise acquires La Jolla in a Change of Control transaction or that acquires all or substantially all of La Jolla’s assets in a Change of Control transaction.
1.2 “Ancillary Agreements” means, collectively, the Bill of Sale, Assignment and Assumption Agreement, Voting Agreement, Patent Assignment Agreement and the Stock Pledge Agreement.
1.3 “Affiliate(s)” shall mean a corporation or other entity or person that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. A corporation or other entity shall be in control of another corporation or entity if it owns, or directly or indirectly controls, more than 50% of the voting stock or other ownership interests of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other corporation or entity.

1.4 “Applicable Laws” means all statutes, ordinances, regulations, rules, or orders of any kind whatsoever pertaining to any of the activities contemplated by this Agreement, including, without limitation, the Federal Food, Drug & Cosmetic Act, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), and Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), and any other regulations promulgated by any Regulatory Authority, all as amended from time to time.
1.5 “Assigned Agreements” shall have the meaning set forth in Section 3.1(e).
1.6 “Assignment and Assumption Agreement” means that certain assignment and assumption agreement in substantially the form and substance attached hereto as Exhibit A.
1.7 “Assumed Liabilities” means all obligations and liabilities arising under or relating to the Purchased Assets solely to the extent arising after the Closing, except to the extent such obligations and liabilities would have been paid, performed or discharged by GliaMed prior to the Closing Date but for breach by GliaMed or any obligations and liabilities arising out of a breach by GliaMed.
1.8 “Bill of Sale” means a bill of sale in substantially the form and substance attached hereto as Exhibit B.
1.9 “Books and Records” means the existing data, books and records, in the possession of GliaMed or its Affiliates, whether tangible or intangible, of GliaMed and its Affiliates, directly or indirectly relating to the Purchased Assets, including, without limitation, all books, lab notebooks, lab tissues, records, correspondence, documents and files relating to the Purchased Assets, with, of, from, or pertaining to, the FDA, the USPTO, patent offices of other jurisdictions within the Territory, and other Regulatory Authorities. For avoidance of doubt, the term Books and Records does not include GliaMed’s stock ledger, minute book, capitalization records, employee records, tax returns, financial statements and other corporate records.
1.10 “Change of Control” shall have the meaning set forth in the Series E Certificate of Designations.
1.11 “Charles River” means Charles River Laboratories, Inc., which shall serve as the contract research organization that will conduct the Pre-Clinical Study.
1.12 “Common Stock” means La Jolla’s Common Stock, par value $0.0001 per share.
1.13 “Common Stock Equivalents” means any securities of La Jolla that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

1.14 “Compounds” means GliaMed’s proprietary neuroimmunophilin ligand compounds, including, without limitation, those designated as “GM 1485” and “GM 1061”, having the chemical structure set forth on Exhibit C.
1.15 “EMA” means the European Medicines Agency.
1.16 “Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any asset, property or property interest, tangible or intangible.
1.17 “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or consultants of La Jolla pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of La Jolla or a majority of the members of a committee of non-employee directors established for such purpose, (b) the Shares and any securities upon the exchange or conversion of the Shares issuable hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, but excluding the Cash Warrants other than those exercised in the Initial Funding, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, but shall not include a transaction to an entity whose primary business is investing in securities, (d) any Common Stock or Common Stock Equivalents issued as an in-kind dividend on La Jolla securities, or (e) the Initial Funding.
1.18 “FDA” means the United States Food and Drug Administration.
1.19 “First Milestone” means the earlier of: (i) achievement of a Successful Clinical Result; or (ii) the first patient dosed in any Phase IIb Trial or Phase III Trial initiated after Closing in the first indication for any Product.
1.20 “GliaMed Know-How” means information relating to withdrawn, issued or pending registrations, approvals, licenses or other permits, certificates or exemptions issued by any Regulatory Authorities, and all Technical Information, know-how, techniques, processes, methods, formulations, specifications, chemical materials, biologic materials, assays, marketing plans and strategies, software (including source code and related documentation) and other data and information (and all copyrights, trade secret rights and other intellectual property rights relating to any of the foregoing) owned by GliaMed as of the Closing and which relates, directly or indirectly, to the Compounds.

1.21 “GliaMed Patent Rights” mean all Patent Rights including those listed on Exhibit D as well as all Patent Rights owned by GliaMed or under obligation to be assigned to GliaMed related to the Compounds.
1.22 “GliaMed Technology” means the (i) GliaMed Know-How, and (ii) GliaMed Patent Rights.
1.23 “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
1.24 “Inventory” means study drug supplies incorporating the Compound, wherever located, including raw materials, work in process, semi-finished and finished supplies.
1.25 “Knowledge” means all facts actually known, or which reasonably should be known based upon reasonable inquiry, by the relevant personnel with primary responsibility for the matter in question on a day to day basis.
1.26 “Losses” means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred.
1.27 “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or financial condition of a Party and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of such Party to perform any of its material obligations under this Agreement or any of the Ancillary Agreements in any material respect.
1.28 “Near Complete Response” means a greater than 90% reduction in pinna punch hole area in the Pre-Clinical Study at day 30 post-hole punch, as compared to baseline.
1.29 “Objective Response” means a greater than 50% reduction in pinna punch hole area in the Pre-Clinical Study at day 30 post-hole punch, as compared to baseline.
1.30 “Offering” means any offering and sale by La Jolla of its Common Stock or Common Stock Equivalents for cash that closes any time after the completion of the Phase IIa Trial. For the avoidance of doubt, the exercise of the Cash Warrants after the completion of the Phase IIa Trial (i.e., excluding the portion of the Cash Warrants exercised in connection with the Initial Funding) would be deemed to constitute an Offering.

1.31 “Patent Assignment Agreement” means a patent assignment in substantially the form and substance attached hereto as Exhibit E.
1.32 “Patent Files” mean originals (or copies, to the extent that only copies are available to GliaMed or its agents), of the following, to the extent comprising or relating to the GliaMed Patent Rights: (i) all patents, patent applications, assignments and correspondence to and from the USPTO and any other foreign patent offices (whether or not to or from GliaMed); and (ii) all files, records, workbooks (including, without limitation, laboratory notebooks), correspondence, data, notes and information in the possession or control of GliaMed, its Affiliates or its agents.
1.33 “Patent Rights” means all rights arising under patents or patent applications, utility models, utility model applications, petty patents, design patents and certificates of invention and patent disclosures, as well as any substitutions, continuations, continuations-in-part, divisionals and all reissues, renewals, revisions, reexaminations, extensions, supplementary protection certificates, confirmations, revalidations, restorations, registrations or patents of addition in connection with any of the foregoing.
1.34 “Phase IIa Trial” means the first controlled clinical study measuring the efficacy of any Product.
1.35 “Phase IIb Trial” means the first controlled clinical study, following one or more Phase IIa Trials, designed to produce safety and efficacy data concerning a Product that, if successful, would provide the principal basis for initiating a Phase III Trial.
1.36 “Phase III Trial” means the first controlled clinical study measuring the safety and efficacy of any Product, wherein the study is designed to produce the safety and efficacy data concerning the Product that will serve as a principal basis for filing an application to register a Product as a drug with either the FDA or EMA.
1.37 “Pre-Clinical Study” means a four-arm mouse study, to be conducted by Charles River, of at least 30 mice per arm, where the four arms consist of: (i) vehicle, (ii) 100uM of the Compound, (iii) 1mM of the Compound, and (iv) 10mM of the Compound, which is to be applied topically to mice pinnae once daily starting immediately after hole punch to determine whether the compound can lead to a reduction in hole size, or closure in some cases, by the end of 30 days.
1.38 “Prior Agreement” means that certain Securities Purchase Agreement, dated as of May 24, 2010, by and among La Jolla, and each of the purchasers identified therein.
1.39 “Product” means any form or dosage of pharmaceutical composition or preparation, including, without limitation, the active pharmaceutical ingredient, and product (whether or not in finished form labeled and packaged) for sale, or intended for future sale, by prescription, over-the-counter or any other method that contains the Compound as an active ingredient (including combination products).

1.40 “Purchased Assets” means: (i) the GliaMed Technology; (ii) all Registrations of GliaMed in the Territory relating, directly or indirectly, to the testing, clinical testing, commercialization, promotion or marketing of the Compound or the Products, including, without limitation, the original documents and all related data, records and correspondence related thereto, and all related Registration applications therefor or renewals thereof; (iii) the Inventory; (iv) the Books and Records; and (v) the Assigned Agreements.
1.41 “Registrations” means the authorizations, applications, registrations, approvals, clearances, licenses, other permits, certificates or exemptions issued by any Regulatory Authorities of any applicable jurisdiction (including, without limitation, investigational new drug applications, new drug applications, supplemental new drug applications, or similar or foreign equivalents, product recertifications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the research, development, clinical testing, manufacture, distribution, import, export, marketing, storage, transportation, use or sale of any Product.
1.42 “Regulatory Authority” means the FDA, the EMA or any other counterparty of the FDA outside the United States, or any other supranational, national, regional, federal, state, provincial or local regulatory agency department, bureau, commission, counsel or other Governmental Authority, regulating or otherwise exercising authority over the research, development, clinical testing, manufacture, distribution, import, export, marketing, storage, transportation, use or sale of the Products.
1.43 “Second Milestone” means the first receipt in writing of regulatory approval by either the FDA or EMA permitting the commercialization of any Product for the first indication.
1.44 “Series E Per-Share Consideration” means the total consideration payable with respect to a single share of Series E Preferred Stock upon the consummation of a Change of Control, provided that if such consideration consists of shares of Acquirer stock, then the Series E Per-Share Consideration shall be deemed to be the aggregate cash value of Acquirer’s stock that is paid in consideration for each share of the Series E Preferred Stock, with such cash value to be determined as specified in the purchase agreement or, if not specified in the purchase agreement, then based on the last reported sale price of the Acquirer’s stock on the date of consummation of the Change of Control, and provided, further, that if no shares of Series E Preferred Stock are issued and outstanding immediately prior to the consummation of the Change of Control, then the Series E Per-Share Consideration shall equal the product of (i) the aggregate cash value of Acquirer’s stock, as calculated above, that is paid in consideration for each share of Common Stock in the Change of Control transaction, by (ii) the number of shares of Common Stock that would have been issuable, immediately prior to the Change of Control, upon conversion of one share of Series E Preferred Stock.

1.45 “Series E Preferred Stock” means La Jolla’s Series E Convertible Preferred Stock, par value $0.0001 per share, which shall have the rights, preferences and privileges as set forth in the Certificate of Designations in the form attached hereto as Exhibit F (the “Series E Certificate of Designations”).
1.46 “Stock Pledge Agreement” means that certain Stock Pledge Agreement, by and between La Jolla and GliaMed, in the form attached hereto as Exhibit H.
1.47 “Substitute Consideration” shall mean, with respect to the First Milestone, a cash payment equal to the product of 2,420 shares of Series E Preferred Stock multiplied by the Series E Per-Share Consideration, and with respect to the Second Milestone, a cash payment equal to the product of 3,788 shares of Series E Preferred Stock multiplied by the Series E Per-Share Consideration, in each case the number of shares shall be adjusted for stock splits, dividends, recapitalizations, reorganizations, and the like, if any, affecting the Series E Preferred Stock following the Closing.
1.48 “Successful Clinical Result” shall mean the achievement of either: (i) the prospectively defined primary efficacy endpoint(s) in the Phase IIa Trial is/are met with statistical significance, and there are no adverse events in the trial that were ruled by the investigator(s) as “definitely”, “probably” or “possibly” related to study medication, and no serious adverse events in such trial, or (ii) for the 10 consecutive “Trading Days” (as defined in the Series E Certificate of Designations) commencing on and including the first full Trading Day following the public announcement of the results of the Phase IIa Trial, defined in the Asset Purchase Agreement, and ending on and including the tenth full Trading Day following such announcement, the Closing Sales Price (as defined in the Series E Certificate of Designations) is greater than the Conversion Price, then in effect (as defined in the Series E Certificate of Designations), on each such Trading Day, by an amount greater than 500% of such Conversion Price on such Trading Day.
1.49 “Successful Pre-Clinical Result” means the determination by Charles River, in its professional judgment based on its review of standardized serial photographs, that all of the following conditions have been met in the Pre-Clinical Study: (i) an Objective Response rate of greater than 80% in each of the 1mM and 10mM arms and less than 20% in the vehicle arm; (ii) a Near Complete Response rate of greater than 50% in each of the 1mM and 10mM arms and 0% in the vehicle arm; and (iii) a dose response as evidenced by an Objective Response rate in the 100uM dose group that is greater than that for the vehicle group, but less than that for the 1mM group, and a Near Complete Response rate in the 100uM dose group that is less than that for the 1mM group.

1.50 “Technical Information” means any and all technical and/or scientific data and information, including any chemical, formulation, structural, functional biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, process, pre-clinical, clinical, assay, control, safety, manufacturing and quality control data and information, and all copyrights, trade secret rights and other intellectual property rights relating to any of the foregoing.
1.51 “Territory” means worldwide.
1.52 “Third Part(y/ies)” means any person(s) or entit(y/ies) other than GliaMed and its Affiliates and La Jolla and its Affiliates (which shall include Jewel).
1.53 “USPTO” means the United States Patent and Trademark Office.
II. PURCHASE AND SALE OF PURCHASED ASSETS.
2.1 Sale and Assumption. Subject to the terms and conditions of this Agreement and the satisfaction of the conditions set forth in Article V, GliaMed shall sell, assign, transfer, convey and deliver to Jewel, and Jewel shall purchase, acquire and accept from GliaMed, at the Closing all right, title and interest in and to the Purchased Assets, free and clear of any and all Encumbrances. In connection with the sale, transfer, conveyance, assignment and delivery of the Purchased Assets, at the Closing, La Jolla shall assume and agree to pay, perform and discharge when due the Assumed Liabilities. All assets of GliaMed, whether tangible or intangible, other than the Purchased Assets, shall remain the sole property of GliaMed, including, without limitation, all cash and cash equivalents, deposits, corporate records, technology, know how, intellectual property, products, equipment, computers and furniture.
2.2 Purchase Price. Subject to Section 2.3, the purchase price for the Purchased Assets shall be up to a total of 8,205 shares of Series E Preferred Stock, plus the cash payments under Sections 2.2(a)(i) and 2.2(c) (collectively, the “Purchase Price”), payable by Jewel or La Jolla as set forth below:
(a) Initial Payments.
(i) At Closing, Jewel or La Jolla will pay to GliaMed $100.00; and
(ii) Within three Trading Days of the closing of the Initial Funding (defined below), La Jolla will issue to GliaMed 1,997 shares of Series E Preferred Stock (the “Pre-Clinical Shares”).

(b) Clinical Development Milestones. Upon the achievement of the First Milestone and the Second Milestone, La Jolla shall issue additional shares of Series E Preferred Stock to GliaMed as follows (the “Milestone Shares” and, together with the Pre-Clinical Shares, the “Shares”):
(i) First Milestone. Within 30 days following the achievement of the First Milestone prior to a Change of Control, La Jolla will issue to GliaMed an additional 2,420 shares of Series E Preferred Stock; and
(ii) Second Milestone. Within 30 days following the achievement of the Second Milestone prior to a Change of Control, La Jolla will issue to GliaMed an additional 3,788 shares of Series E Preferred Stock.
(c) Second Approval Milestone. Within 90 days following the approval by either the FDA or EMA of any Product for the treatment of a second clinical indication (i.e., excluding the clinical indication covered in the Second Milestone and excluding the subsequent broadening of the label for the indication covered in the Second Milestone), La Jolla will pay GliaMed a one-time cash payment in the amount of $5,000,000. No additional payments will be made for any further indications or approvals by any Regulatory Authority.
(d) La Jolla will promptly notify GliaMed in writing upon achievement of each of the foregoing milestones.
2.3 Consideration on Change of Control. If La Jolla or Jewel intends to consummate a Change of Control (but excluding a Change of Control pursuant to the exercise of the Repurchase Right) prior to the achievement of the First and/or Second Milestone, then La Jolla shall provide GliaMed with at least 20 days’ prior written notice of the proposed Change of Control, which notice shall include a summary of the material terms of the Change of Control transaction. Upon the consummation of a Change of Control, and in lieu of any future payments under Section 2.2(b), GliaMed shall be automatically entitled to receive the Substitute Consideration upon the achievement of the First Milestone and/or Second Milestone, as applicable, provided, however, that GliaMed may instead elect to receive the consideration set forth below under Section 2.3(a) by providing La Jolla with notice of this election at least 10 days prior to the consummation of the Change of Control.
(a) Optional Cash Consideration. GliaMed shall have the right to elect, at any time prior to 10 days prior to the consummation of the Change of Control, to forgo the Substitute Consideration and instead be eligible to receive the following cash consideration upon the Change of Control and subsequent achievement of the First Milestone and/or Second Milestone, as applicable:
(i) Cash Payment. If the Change of Control is consummated prior to the achievement of the Second Milestone, then La Jolla (or the Acquirer) shall pay GliaMed $500,000 in cash within 30 days following the closing of the Change of Control transaction; and

(ii) First Milestone. If the Change of Control is consummated prior to the achievement of the First Milestone, then La Jolla (or the Acquirer) shall pay GliaMed $3,000,000 in cash within 30 days following the achievement of the First Milestone; and
(iii) Second Milestone. If the Change of Control is consummated prior to the achievement of the Second Milestone, then La Jolla (or the Acquirer) shall pay GliaMed $9,500,000 in cash within 30 days following the achievement of the Second Milestone.
(b) GliaMed’s election to receive the foregoing cash consideration following the consummation of a Change of Control shall be irrevocable. In no event will GliaMed be entitled to receive any further consideration pursuant to Section 2.2(b) following the consummation of a Change of Control; the obligation to pay the additional consideration set forth in Section 2.2(c) shall be unaffected by the consummation of a Change of Control.
(c) As a condition to the consummation of the Change of Control, La Jolla shall require the Acquirer to expressly assume all obligations and liabilities of La Jolla under this Agreement, including without limitation, the payment obligations to GliaMed under Sections 2.2(c) and 2.3.
2.4 Excluded Liabilities. Except for the Assumed Liabilities, La Jolla and Jewel do not assume and shall not be responsible for, and shall not otherwise bear the economic burden of: (A) any liabilities, obligations, debts or expenses of GliaMed or any of its Affiliates, including, without limitation, any liabilities for accounts payable; accrued expenses; taxes; indebtedness for borrowed money; contractual obligations other than arising under the Assigned Agreements, whether past, accrued or executory; obligations to employees and former employees in respect of accrued salaries, wages, vacation pay, severance pay and obligations under the benefit plans; liabilities to Regulatory Authorities; liabilities for injuries to persons or property; other tort liabilities; liabilities under environmental laws; liabilities under collective bargaining agreements and pending employee grievances; product warranty claims and violations of or obligations under Applicable Laws or otherwise, all of the foregoing from the beginning of time, or (B) any liabilities, obligations, debts or expenses of GliaMed or any of its Affiliates arising under or relating to the Assigned Agreements, to the extent that such obligations arose on or prior to the Closing Date, (collectively, the “Excluded Liabilities”). As between GliaMed on the one hand and La Jolla and Jewel on the other hand, GliaMed shall be exclusively responsible for all of the Excluded Liabilities.
2.5 Closing. Subject to the remainder of this Section 2.5, the closing of the purchase and sale of the Purchased Assets hereunder (the “Closing”) shall take place by the exchange of signed documents and the Parties’ express confirmation and acknowledgment as to the occurrence of the Closing, concurrent with the satisfaction or waiver of the closing conditions set forth in Article V, or on such other date as the Parties may mutually agree upon in writing and will be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m. Pacific Time on such date (the “Closing Date”). On the Closing Date, the Parties will exchange (or cause to be exchanged) the certificates and/or other documents, or do, or cause to be done, all of the things respectively required of each Party as specified in Sections 2.7(a) and 2.7(b).

2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the respective proportions shown on Schedule 2.6 (the “Allocation Schedule”). GliaMed and La Jolla agree to file all tax returns and take all tax positions with any taxing authority consistent with the Allocation Schedule. GliaMed and La Jolla agree to promptly provide the other party upon reasonable request with any additional information and reasonable assistance, at the requesting party’s expense, required to complete all forms or compute taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder.
2.7 Transactions on the Closing Date. On the Closing Date, subject to the terms and conditions hereof:
(a) Actions and Deliveries by GliaMed. GliaMed shall:
(i) transfer, convey and deliver, or cause to be transferred, conveyed, and delivered, to Jewel the Purchased Assets, including, without limitation, the Patent Files, and all other Books and Records;
(ii) deliver to Jewel all Ancillary Agreements to which GliaMed is a party, each of which shall have been validly executed by a duly authorized representative of GliaMed;
(iii) deliver to Jewel control of the Inventory in the quantities stated on Exhibit G, and such Inventory shall conform in all material respects to the specifications for the Compound and the Product set forth on Exhibit G and shall be delivered in accordance with Jewel’s written instructions;
(iv) deliver to Jewel and La Jolla certified copies of resolutions of GliaMed’s directors and stockholders authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements; and
(v) deliver to Jewel and La Jolla such other documents, certificates or instruments, in form and substance reasonably satisfactory to La Jolla and Jewel, as La Jolla and Jewel may reasonably request in order to effectuate the transactions contemplated by this Agreement or any Ancillary Agreements.
(b) Actions and Deliveries by Jewel and La Jolla. La Jolla and Jewel shall deliver the respective deliverables to GliaMed:
(i) the consideration due to GliaMed at Closing in accordance with Section 2.2(a)(i);
(ii) La Jolla and Jewel deliver to GliaMed all Ancillary Agreements to which they are a party, each of which shall have been validly executed by a duly authorized representative of La Jolla or Jewel, as applicable;

(iii) deliver to GliaMed certified copies of resolutions of La Jolla’s directors and preferred stockholders authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements; and
(iv) La Jolla and Jewel shall deliver to GliaMed such other documents and instruments, in form and substance reasonably satisfactory to GliaMed, as GliaMed may reasonably request in order to effect or evidence the transactions contemplated by this Agreement or any Ancillary Agreements.
III. REPRESENTATIONS AND WARRANTIES.
3.1 Representations and Warranties of GliaMed. GliaMed hereby represents and warrants to La Jolla and Jewel that, as of the Closing Date, except as set forth in the schedule of exceptions attached hereto with each numbered schedule thereof corresponding to the section number herein:
(a) Organization, Good Standing and Power. GliaMed is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. GliaMed does not have any direct or indirect subsidiaries or own securities of any kind in any other entity. GliaMed is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to do so would not constitute a Material Adverse Effect.
(b) Authorization; Enforcement. GliaMed has the requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements and to sell and convey the Purchased Assets in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the Ancillary Agreements by GliaMed and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of GliaMed, or its Board of Directors or stockholders is required. When executed and delivered by GliaMed, this Agreement shall constitute a valid and binding obligation of GliaMed, enforceable against GliaMed in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by GliaMed and the consummation by GliaMed of the transactions contemplated hereby and thereby, and the sale and transfer of the Purchased Assets as contemplated hereby and thereby, do not and will not (i) violate or conflict with any provision of the Certificate or the Bylaws, each as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which GliaMed is a party or by which GliaMed or any of its properties or assets are bound, including, without limitation, the Assigned Agreements, (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to GliaMed or by which any property or asset of GliaMed is bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of GliaMed (including any of the Purchased Assets) under any agreement or any commitment to which GliaMed is a party or by which GliaMed is bound or by which any of its properties or assets are bound. GliaMed is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Ancillary Agreements. The business of GliaMed is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, where such violation would constitute a Material Adverse Effect.
(d) Title to Purchased Assets. GliaMed has the sole right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, except Encumbrances for taxes not yet due or delinquent, statutory Encumbrances arising in the ordinary course of business by operation of law, and minor Encumbrances that do not materially impair the value of the property subject to such Encumbrance. The Purchased Assets constitute all of the assets and rights held by GliaMed relating to the Compounds.
(e) Assigned Agreements. Set forth on Schedule 3.1(e) is a complete and accurate list of all licenses, contracts and other agreements pursuant to which GliaMed has either obtained from a Third Party or granted to a Third Party any material rights or obligations arising under or relating to the Compound, any Products or GliaMed Technology, including, without limitation, any licenses or assignments for any Patent Rights, as well as agreements with any Contract Research Organization, consultant or other Third Party (collectively, a “CRO”) with whom GliaMed contracted for research, development or manufacturing services related to the Compound or GliaMed Technology prior to the Closing Date (collectively, the “Assigned Agreements”). GliaMed is not in material breach of any Assigned Agreement and, to GliaMed’s Knowledge, no counterparty is in material breach of any such agreement. No party to any Assigned Agreement has provided written notice of termination or non-renewal of any such agreement and, to GliaMed’s Knowledge, no Third Party: (i) has expressed any intention to terminate or not renew, or (ii) has any reasonable grounds on which to terminate any of the Assigned Agreements.
(f) Intellectual Property.
(i) GliaMed has not received any written or, to its Knowledge, oral claim of ownership, inventorship or patent infringement adverse to GliaMed from any Third Party (including, without limitation, from current or former officers, directors, employees, consultants, personnel or agents of GliaMed or any predecessor, collaborator or partner of GliaMed) with respect to the Purchased Assets, and GliaMed is not aware of any reasonable basis for any such claim. No Purchased Assets are subject to, or were developed pursuant to, any funding agreement with any government, government agency, university or college facilities.

(ii) To GliaMed’s Knowledge, the development, manufacture, offer for sale, sale of the Product or use of the GliaMed Technology or the other Purchased Assets does not infringe or misappropriate the Intellectual Property of others. To the Knowledge of GliaMed, none of the GliaMed Technology is being infringed by activities, products or services of, or is being misappropriated by, any Third Party.
(iii) No issued patent or patent application included in the GliaMed Patent Rights has been declared or adjudicated invalid, null or void, or its subject matter declared unpatentable or finally rejected as unpatentable without recourse for appeal or without further right for refiling or continued prosecution, in any judicial or administrative proceeding. GliaMed is not aware of any prior art or other facts which would invalidate or render unenforceable any of the material claims comprising the GliaMed Patent Rights.
(iv) GliaMed has taken reasonable precautions to file and prosecute all patents and patent applications included in the GliaMed Patent Rights in accordance with all applicable rules and regulations, including the rules and regulations respecting full disclosure in the relevant patent office, and to its Knowledge, GliaMed is not aware of any facts or circumstances that would render any of the GliaMed issued patents, unenforceable, or subject La Jolla to any liability for inequitable conduct. GliaMed has duly recorded all assignments and transfers of title to GliaMed of any of the GliaMed Patent Rights in the USPTO or other appropriate foreign patent office or other governmental agency.
(g) Inventory. GliaMed has sole ownership, possession and/or control of the Inventory set forth on Exhibit G, and has no obligations to warehousemen, distributors or other Persons for, or related to, the manufacture, storage, distribution, sale or marketing of the Inventory, except for Assumed Obligations. The quantities of the respective items of Inventory are as stated on Exhibit G. At the time of storage and, to GliaMed’s Knowledge through the date hereof, the Inventory conformed to the specifications for the Compound or Product and has been stored under conditions designed to ensure that the Compound or Product will comply with such specifications and is located at the locations set forth on Exhibit G.
(h) No Executory Payments. GliaMed has no current or otherwise anticipated obligations or liabilities for any royalty, commission or other executory payment agreements, arrangements or understandings, applicable to the Purchased Assets, including, without limitation, under the Assigned Agreements.
(i) No Litigation. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to GliaMed’s Knowledge, threatened, against GliaMed or its Affiliates, or with respect to the consummation of the transactions contemplated hereby, or the use of the Purchased Assets (whether used by La Jolla after the Closing or by GliaMed prior thereto). To its Knowledge, GliaMed and its Affiliates are in, and since their inception have been in, compliance in all material respects with all Applicable Laws, including, without limitation, the rules and regulations of any Regulatory Authority with respect to the Registrations, research, development, clinical testing, manufacture, sale, labeling, storing, testing, distribution, handling of prescription drug samples, record-keeping, reporting, import, export, advertising and promotion of or for the Products, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

(j) Regulatory Matters.
(i) All Registrations that GliaMed has obtained or that are pending are listed on Schedule 3.1(j).
(ii) None of GliaMed, its Affiliates, nor to GliaMed’s Knowledge, any of their respective directors, officers, employees or other agents (acting on behalf of any GliaMed or its Affiliates) is currently, or has been, excluded or debarred under any Applicable Law or otherwise made ineligible to participate in any United States health care programs or similar programs in the United States or elsewhere.
(iii) None of GliaMed or its Affiliates have been notified in writing by any CRO or any Regulatory Authority of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, any Applicable Laws.
(iv) No Product or product candidate manufactured, tested, distributed, held and/or marketed by GliaMed relating to the Compound or the other GliaMed Technology has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) by a Regulatory Authority since their inception. GliaMed, prior to the execution of this Agreement, provided to La Jolla access to all material reports and all material information about adverse drug experiences and medical device reports pertaining to the Compound in the possession or control of GliaMed.
(v) To the Knowledge of GliaMed, the Third Party contractors manufacturing Products have all of the material Registrations necessary for the manufacture of such Products and are not in breach of or default in any material respect under any such material Registrations.
(k) Investment Representations. GliaMed understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and La Jolla is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of GliaMed set forth in this Section 3.1(k) to determine the applicability of such exemptions and the suitability of GliaMed to acquire the Shares. GliaMed understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.
(i) Sophisticated Investor. GliaMed, both alone and with the assistance of Barry Dickman, who is serving as the purchaser representative of GliaMed, has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares. GliaMed is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and GliaMed is not a broker-dealer. GliaMed acknowledges that an investment in the Shares is speculative and involves a high degree of risk.

(ii) Acquisition for Investment. GliaMed is purchasing the Shares solely for its own account and not with a view to or for sale in connection with distribution. GliaMed does not have a present intention to sell or distribute any of the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Shares to or through any person or entity. GliaMed acknowledges that it (i) has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in La Jolla, (ii) is able to bear the financial risks associated with an investment in the Shares and (iii) has been given full access to such records of La Jolla and to the officers of La Jolla as GliaMed has requested to conduct its due diligence investigation.
(iii) Rule 144. GliaMed understands that the Shares must be held indefinitely unless such Shares are registered under the Securities Act (recognizing that La Jolla has no obligation hereunder to effect such registration) or an exemption from registration is available. GliaMed acknowledges that it is familiar with Rule 144 of the rules and regulations of the SEC, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that GliaMed has been advised that Rule 144 permits resales only under certain circumstances. GliaMed understands that to the extent that Rule 144 is not available, it will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.
(l) Certain Fees. GliaMed has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with this Agreement.
3.2 Representations and Warranties of La Jolla. La Jolla hereby represents and warrants to GliaMed that, as of the Closing Date, except (i) as set forth in the Public Filings or (ii) on the schedule of exceptions attached hereto with each numbered schedule thereof corresponding to the section number herein, as follows:
(a) Organization, Good Standing and Power. La Jolla is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. La Jolla does not have any direct or indirect subsidiaries or own securities of any kind in any other entity. La Jolla is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.
(b) Authorization; Enforcement. La Jolla has the requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the Ancillary Agreements by La Jolla and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of La Jolla, or its Board of Directors or stockholders is required. When executed and delivered by La Jolla, this Agreement shall constitute a valid and binding obligation of La Jolla, enforceable against La Jolla in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by La Jolla and the consummation by La Jolla of the transactions contemplated hereby and thereby, and the issuance of the Shares as contemplated hereby and thereby, do not and will not (i) violate or conflict with any provision of the La Jolla Certificate of Incorporation or the Bylaws, each as amended to date, subject to the filing of the Series E Certificate of Designations, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which La Jolla is a party or by which La Jolla or any of its properties or assets are bound, (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to La Jolla or by which any property or asset of La Jolla is bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of La Jolla under any agreement or any commitment to which La Jolla is a party or by which La Jolla is bound or by which any of its properties or assets are bound. La Jolla is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Ancillary Agreements, issue and sell the Shares in accordance with the terms hereof (other than the filing of a Form D pursuant to Regulation D and counterpart filings under applicable state securities laws, rules or regulations). The business of La Jolla is not being conducted in violation of any laws, ordinances or regulations of any governmental entity.
(d) Capitalization. The authorized capital stock of La Jolla and the issued and outstanding shares of capital stock and all other outstanding equity securities (including options, warrants and convertible securities) of La Jolla as of the Closing Date is set forth on Schedule 3.2(d) hereto. All of the outstanding shares of the Common Stock and any other outstanding security of La Jolla have been duly and validly authorized and issued. Except as set forth in this Agreement and the Public Filings, no shares of Common Stock or any other security of La Jolla are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of La Jolla.
(e) Status of Jewel. The outstanding capital stock of Jewel is wholly-owned by La Jolla without Encumbrances of any nature and there are no options, warrants, convertible securities or other rights to obtain shares of Jewel’s capital stock held by any other party. Jewel does not have any liabilities, obligations, debts or expenses other than as set forth in this Agreement.

(f) Issuance of Securities. The issuance of the Shares has been duly authorized by all necessary corporate action and, when the conditions to their issuance under this Agreement have been met, the Shares will be validly issued and outstanding, fully paid and non-assessable, free and clear of all Encumbrances and rights of refusal of any kind. When the shares of Common Stock underlying the Series E Preferred Stock are issued upon conversion of the Series E Preferred Stock, the holders shall be entitled to all rights accorded to a holder of Common Stock and such shares will be validly issued and outstanding, fully paid and non-assessable, free and clear of all Encumbrances and rights of refusal of any kind. Each share of Series E Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Series E Certificate of Designations. The certificates to be used to evidence the Series E Preferred Stock will comply in all material respects with all applicable legal requirements, the requirements of La Jolla’s Certificate of Incorporation and the Series E Certificate of Designations (collectively, the “Certificate”) and the Bylaws of La Jolla (the “Bylaws”).
(g) Authorization of Series E Certificate of Designations. The Series E Certificate of Designations, in the form attached hereto as Exhibit F, has been duly and validly authorized by La Jolla and, when filed by La Jolla with the Secretary of State of the State of Delaware, will be legally valid and effective and enforceable against La Jolla in accordance with its terms.
(h) Commission Documents, Financial Statements. The Common Stock of La Jolla is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, since January 1, 2010, La Jolla has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). At the times of their respective filings, the Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”) and any other report, schedule, form, statement or other document filed by La Jolla with the SEC pursuant to the reporting requirements of the Exchange Act subsequent to December 31, 2009 and prior to the Closing Date, including, without limitation, quarterly reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 (collectively with the Form 10-K, the “Public Filings”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the Public Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of La Jolla included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of La Jolla as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and any potential non-cash valuation adjustments relating to the transactions consummated under the Prior Agreement).

(i) No Material Adverse Change. Since September 30, 2010, La Jolla has not experienced or suffered any Material Adverse Effect.
(j) No Undisclosed Liabilities. Since September 30, 2010, La Jolla has not incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of La Jolla’s businesses, in pursuit of the transactions contemplated by this Agreement, or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.
(k) No Undisclosed Events or Circumstances. Since September 30, 2010, no event or circumstance has occurred or exists with respect to La Jolla or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by La Jolla but which has not been so publicly announced or disclosed.
(l) Title to Assets. La Jolla has good and valid title to all of its real and personal property reflected in the Public Filings, free and clear of any Encumbrances, except for those that, individually or in the aggregate, do not cause a Material Adverse Effect. Any leases of La Jolla are valid and subsisting and in full force and effect.
(m) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of La Jolla, threatened against La Jolla that questions the validity of this Agreement or any of the other Ancillary Agreements or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Public Filings, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of La Jolla, threatened against or involving La Jolla or any of its properties or assets, which, individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against La Jolla or any officers or directors of La Jolla in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of La Jolla, its Affiliates or, to La Jolla’s Knowledge, any of their respective directors, officers, employees or agents (acting on behalf of any La Jolla or its Affiliates) is currently, or has been, excluded or debarred under any Applicable Law or otherwise made ineligible to participate in any United States health care programs or similar programs in the United States or elsewhere.
(n) Compliance with Law. La Jolla has been and is presently conducting its businesses in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect. La Jolla has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(o) Taxes. La Jolla has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of La Jolla for all current taxes and other charges to which La Jolla is subject and which are not currently due and payable. To La Jolla’s knowledge, none of the federal income tax returns of La Jolla have been audited by the Internal Revenue Service. La Jolla has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against La Jolla for any period, nor of any basis for any such assessment, adjustment or contingency.
(p) Certain Fees. La Jolla has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the transactions contemplated hereby or pursuant to the Ancillary Agreements.
IV. COVENANTS.
4.1 Confidentiality. From and after the Closing, GliaMed and its Affiliates shall keep confidential and not disclose to any Third Party or use for their own benefit or the benefit of any Third Party, any information or data included within the Purchased Assets. From and after the Closing until the delivery of the Pre-Clinical Shares to GliaMed, La Jolla and Jewel shall keep confidential any scientific or technical information or data included within the Purchased Assets that would, as of the Closing, constitute a “trade secret” under the California Uniform Trade Secrets Act, and shall provide that any disclosure of such information to a Third Party shall be made only pursuant to a non-disclosure agreement in customary form. The obligations under this Section 4.1 shall not apply to information that: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; (ii) is disclosed by a Third Party without breach of confidentiality obligation to the other party, or (iii) is required to be disclosed by law, order or regulation of a court or tribunal or non-tax government authority; provided, however, that in any such case under (iii) and if permitted by law, the disclosing party shall notify the other party as early as reasonably practicable prior to disclosure to allow the other party to take appropriate measures to preserve the confidentiality of such information.
4.2 Inspection of Records. GliaMed agrees to use commercially reasonable efforts to facilitate access for La Jolla and Jewel to records retained by any CRO with whom GliaMed contracted for research, development or manufacturing services related to the Compound or GliaMed Technology prior to the Closing Date (the “CRO Records”). For a three-year period following the Closing Date, and upon written request from La Jolla or Jewel, GliaMed shall authorize such CRO to permit access to La Jolla or Jewel of any and all CRO Records retained by such CRO and shall, at the request of La Jolla or Jewel, direct the CRO to transfer all CRO Records to La Jolla, Jewel or their designated agent(s). La Jolla and Jewel, as appropriate, shall bear all costs and expenses charged by the CRO to provide such CRO Records to La Jolla or Jewel after the Closing, as well as reasonable out-of-pocket expenses incurred by GliaMed in providing assistance pursuant to this Section 4.2.

4.3 Diligence Covenants.
(a) La Jolla and Jewel will use commercially reasonable efforts to (i) commence the Pre-Clinical Study as promptly as practicable following the Closing, and in any event, within 15 days from the Closing Date, and (ii) complete and obtain the results from the Pre-Clinical Study as promptly as practicable following the Closing, and in any event, no later than July 31, 2011.
(b) Subject to the achievement of a Successful Pre-Clinical Result, La Jolla will, and will cause Jewel to, use commercially reasonable efforts to take such actions as the La Jolla Board of Directors may, acting in good faith, deem reasonably necessary to pursue the achievement of the First Milestone and the Second Milestone, which activities may include clinical development, manufacturing procurement and pursuit of FDA or EMA regulatory approval of a Product. In discharging its obligations under this Section 4.3(b), the La Jolla Board shall be entitled to take into account La Jolla’s assets and resources, the breadth, certainty and duration of patent protection for the Compound and any Product, results from any pre-clinical or clinical trials involving the Compound or any Product and such other factors as may reasonably be deemed relevant.
(c) To the extent that a court of competent jurisdiction finds in a final non-appealable order (the “Final Judgment”) that La Jolla materially breached the foregoing covenant in this Section 4.3(b) after GliaMed provided La Jolla with written notice of the alleged breach, identifying the specific alleged grounds for breach, and provided La Jolla with a cure period of no less than 180 days, then GliaMed shall have the right for a period of 30 days following the entry of the Final Judgment to elect to either: (A) demand accelerated payment of the payments due upon the achievement of the First Milestone and the Second Milestone, to the extent not already met, or (B) acquire from La Jolla an exclusive license to the GliaMed Technology bearing a royalty rate in favor of La Jolla of 5% of all net sales by GliaMed (or its licensees or assigns) of any Product (the “Reversion License”), provided, however, that GliaMed may not elect to take the Reversion License if La Jolla has licensed part or all of the rights to the GliaMed Technology to any Third Party prior to the entry of the Final Judgment. To the extent that GliaMed and La Jolla cannot agree on the general terms and conditions of the Reversion License within 90 days from GliaMed’s election to take the Reversion License, then the final form of such license shall be decided by an arbitrator in a proceeding to be conducted pursuant to the J.A.M.S. Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules, with such proceeding to be conducted in San Diego, California and to be concluded within 90 days from selecting the arbitrator. The costs of such arbitration proceeding shall be borne equally by the Parties. Notwithstanding the foregoing, the arbitrator may in his or her sole discretion assess costs, fees, and expenses (including the reasonable legal fees and expenses of the prevailing Party) against any Party to a proceeding.

4.4 Dissolution. Upon the dissolution and winding up of GliaMed, which in no event will occur prior to the first anniversary of the Closing, and subject to the execution and delivery to La Jolla by each stockholder of GliaMed (the “GliaMed Designees”) of an assignment and assumption agreement in a form reasonably satisfactory to La Jolla, which agreement shall provide, among other things, that the GliaMed Designees shall assume all executory obligations of GliaMed arising hereunder and under the Ancillary Agreements, and shall set forth the pro rata rights and obligations of such GliaMed Designee under this Agreement and the Series E Certificate of Designations (including, without limitation, the indemnification obligations under Article VII and VIII of this Agreement, as well as the pro rata Limitations on Conversions under Article IV of the Series E Certificate of Designations) (the “GliaMed Stockholder Assignment and Assumption Agreement”). La Jolla shall deliver stock certificates for the Shares and Substitute Consideration, as applicable, to the GliaMed Designees, pursuant to the prorate designations set forth in the GliaMed Stockholder Assignment and Assumption Agreement. The GliaMed Designees receiving such Shares shall inure to the benefit of all rights of GliaMed and be severally and not jointly liable for GliaMed’s obligations hereunder (based on the relative indemnification obligations set forth in the GliaMed Stockholder Assignment and Assumption agreement).
4.5 Right of Participation in Future Financing. Subject to the limitations set forth below, GliaMed shall have the following rights to participate in offerings of Common Stock and Common Stock Equivalents after the Closing.
(a) Upon any issuance by La Jolla of Common Stock or Common Stock Equivalents (a “Subsequent Financing”), GliaMed shall have the right to purchase up to 12% of the securities offered in the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing, unless the Subsequent Financing is a public offering registered under the Securities Act, in which case La Jolla shall offer GliaMed the right to participate in such public offering when it is lawful for La Jolla to do so, but GliaMed shall not have the right to demand participation in any such public offering. In the event that an Offering is being effected through the exercise of outstanding options, warrants or other purchase rights, including the Cash Warrants, the exercise of such purchase rights will be deemed to represent 88% of the potential Offering size, and GliaMed shall have the right to purchase up to 12% of that grossed-up Offering.
(b) At least 5 Trading Days prior to the planned closing of the Subsequent Financing, La Jolla shall deliver to GliaMed a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask GliaMed if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of GliaMed, and only upon a request by GliaMed, for a Subsequent Financing Notice, La Jolla shall promptly, but no later than 1 Trading Day after such request, deliver a Subsequent Financing Notice to GliaMed. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the person(s) through or with whom such Subsequent Financing is proposed to be effected, and attached to which shall be any applicable term sheet or similar document relating thereto.

(c) If GliaMed desires to participate in such Subsequent Financing, it must provide written notice to La Jolla by not later than 5:30 p.m. (New York City time) on the 3rd Trading Day after receiving the Pre-Notice that it may wish to participate in the Subsequent Financing, the amount of GliaMed’s participation, and that GliaMed has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If La Jolla receives no notice from GliaMed as of such 3rd Trading Day, GliaMed shall be deemed to have notified La Jolla that it does not elect to participate.
(d) La Jolla shall provide GliaMed with a second Subsequent Financing Notice, and GliaMed will again have the right of participation set forth above in this Section 4.5, if the Subsequent Financing that was subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 90 Trading Days after the date of the initial Subsequent Financing Notice.
(e) The right of participation set forth in this Section 4.5 shall commence on the Closing and shall continue until such time that La Jolla has sold an aggregate total of at least $6,000,000 of Common Stock and/or Common Stock Equivalents in one or more Offerings. To the extent that GliaMed has a right of participation for a portion of an Offering, and the amount of that Offering, summed with earlier Offerings, exceeds $6,000,000, the right of participation under this Section 4.5 shall apply only with respect to the portion of the Offering that is within the aggregate $6,000,000 limit set forth in this Section 4.5(e).
(f) Notwithstanding the foregoing, this Section 4.5 shall not apply in respect of an Exempt Issuance.
V. CONDITIONS TO CLOSING
5.1 Conditions to the Obligations of La Jolla. The obligations of La Jolla to issue the Shares and purchase the Purchased Assets and effect the other transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by La Jolla, provided that any such waiver shall preclude La Jolla from subsequently pursuing any such waived rights:
(a) The representations and warranties of GliaMed contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Closing Date, with the same force and effect as if made at the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement, and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;

(b) GliaMed shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including the satisfaction of the conditions set forth in Section 2.7(a); and
(c) GliaMed shall have obtained and delivered to La Jolla any and all Third Party consents needed to effect the transactions contemplated herein, including the assignment of the Assigned Agreements.
5.2 Conditions to the Obligations of GliaMed. The obligations of GliaMed to sell and convey the Purchased Assets and effect the other transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by GliaMed, provided that any such waiver shall preclude GliaMed from subsequently pursuing any such waived rights:
(a) The representations and warranties of La Jolla contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Closing Date, with the same force and effect as if made at the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement, and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;
(b) La Jolla shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including the satisfaction of the conditions set forth in Section 2.7(b); and
(c) La Jolla shall have filed the Series E Certificate of Designations with the Delaware Secretary of State and it shall be in full force and effect.
VI. TERMINATION
6.1 Termination. Subject to the provisions of this Section 6.1, this Agreement may be terminated at any time prior to the Closing:
(a) by mutual written consent duly authorized by the boards of directors of GliaMed and La Jolla;
(b) by either GliaMed or La Jolla if the Closing has not occurred by March 31, 2011, which date may be extended by mutual consent of the Parties hereto (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any Party whose action or failure to act has proximately caused the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by La Jolla if there exists a breach or breaches of any representation, warranty or covenant of GliaMed contained in this Agreement such that the closing conditions set forth in Section 5.1 would not be satisfied by the Termination Date; or
(d) by GliaMed if there exists a breach or breaches of any representation, warranty or covenant of La Jolla contained in this Agreement such that the closing conditions set forth in Section 5.2 would not be satisfied by the Termination Date.
6.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 6.1 will be effective immediately upon the delivery of a written notice of the terminating Party to the other Parties hereto. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except that nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or fraud.
6.3 Termination Fees and Expenses. If the Parties terminate this Agreement pursuant to Section 6.1, then each Party shall bear its out-of-pocket expenses incurred in connection with the negotiation and execution of this Agreement.
VII. INDEMNIFICATION
7.1 General Indemnity. From and after the Closing, and subject to the terms and limitations contained herein, each Party (“Indemnifying Party”) agrees to indemnify and hold harmless the other Party (and their respective directors, officers, Affiliates, members, managers, employees, agents, successors and assigns) (each an “Indemnified Party”) from and against any and all Losses incurred by the Indemnified Party as a result of claims, including those brought by Third Parties, arising out of or relating to any inaccuracy in or breach of the representations, warranties or covenants made by the Indemnifying Party herein.

7.2 Indemnification Procedure. Any Indemnified Party seeking indemnification under this Article VII shall give written notice to the Indemnifying Party within the Survival Period (as defined in Section 9.2) of any matter giving rise to a claim for indemnification, including a Third party action, which notice shall contain a description of the breach, the section(s) of this Agreement alleged to be breached, any related documents and stating the amount of Losses if known (the “Claim”). Claims not made within the Survival Period applicable to the claimed breach shall be barred. In case any such action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnifying Party a conflict of interest between it and the Indemnified Party exists with respect to such action, proceeding or claim (in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of one separate counsel for the Indemnified Parties), to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the Indemnifying Party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within 30 days of receipt of any indemnification notice (the “Defense Period”) to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding, only to the extent incurred after the expiration of the Defense Period, shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnified Party which relates to such action or claim. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VII to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim.
7.3 Satisfaction of Claims. With respect to claims for indemnification asserted under this Article VII where GliaMed is the Indemnifying Party, GliaMed shall have the right, but not the obligation, to pay for such Losses by tendering for cancellation such number of shares of Series E Preferred Stock as may then have a fair market value equal to the amount of the Loss at issue. In determining the fair market value of the Series E Preferred Stock for purposes of this Section 7.3, the Series E Preferred Stock shall be valued on an as-converted basis using the volume weighted average price of the Common Stock over the 10-day period prior to surrendering the Series E Preferred Stock.

7.4 Limitations on Indemnification.
(a) No Party shall be entitled to assert a claim for indemnification under Section 7.1 until such time as the Losses suffered by the affected Indemnified Parties exceed $50,000 in the aggregate, at which time all such claims may be asserted in full from the first dollar thereof.
(b) The aggregate indemnification obligations of each Party pursuant to this Article VII shall be limited to the value of the Pre-Clinical Shares, determined on an as-converted basis and with reference to the volume weighted average price of the Common Stock over the ten trading days following the issuance of the Pre-Clinical Shares; provided, however, that the foregoing limit shall not apply to any Losses suffered by an Indemnified Party relating to: (i) a breach by the Indemnifying Party of any of the Fundamental Representations, or (ii) any Third Party claim relating to an Excluded Liability. In the event of GliaMed’s dissolution and resulting distribution of any portion of the Shares as contemplated in Section 4.4, the maximum liability of each recipient of the Shares formerly held by GliaMed shall be pro rated based their relative ownership of GliaMed common stock, determined on an as-converted basis, as reported to La Jolla pursuant to Section 4.4.
(c) No claim for indemnification arising out of a breach of a representation or warranty may be asserted after the expiration of such representation or warranty, as set forth in Section 9.2; provided that any such expiration of time shall not affect a claim for indemnification made prior to such expiration.
7.5 Right to Indemnification Not Affected by Knowledge. The right to indemnification based on a Party’s representations, warranties, covenants and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation by the other Party.
7.6 Exclusive Remedy. Except in the case of: (i) fraud and equitable remedies (including injunctive relief), (ii) exercise of the Repurchase Right (defined below) or (iii) the satisfaction of La Jolla’s obligations pursuant to Section 2.2 of this Agreement, the indemnification pursuant to the provisions of this Article VII shall be the sole and exclusive remedy of the Indemnified Parties with respect to any matters arising under or relating to this Agreement or any Ancillary Agreement, and the transactions contemplated hereby and thereby, and no legal action sounding in contribution, breach of contract, damages, tort or strict liability may be maintained by any Party against the other Party with respect to any matter that is the subject of this Article VII.

VIII. COMPLETION OF PRE-CLINICAL STUDY.
8.1 Financing. Within one Business Day of Charles River providing La Jolla with written notice of its determination of whether there was a Successful Pre-Clinical Result, La Jolla shall provide written notice of the Charles River findings from the Pre-Clinical Study (the “Pre-Clinical Study Findings”) to GliaMed and to the holders of La Jolla’s Series C-1 Convertible Preferred Stock (the “La Jolla Stockholders”). If Charles River determines that there was a Successful Pre-Clinical Result, then, by 5:00 p.m. (Pacific Time) on the third Trading Day following receipt of the Pre-Clinical Study Findings by the La Jolla Stockholders (the “Exercise Deadline”), the La Jolla Stockholders shall exercise the “Cash Warrants” (as defined in Prior Agreement, and as amended as of the Closing) for aggregate proceeds to La Jolla of at least $7,452,200. The exercise of the Cash Warrant raising aggregate proceeds of $7,452,200 shall be referred to herein as the “Initial Funding;” any additional amounts received by the Company upon exercise of the Cash Warrants shall constitute an Offering for purposes of this Agreement. The determination of Charles River regarding whether there was a Successful Pre-Clinical Result shall be final and binding on the Parties.
8.2 Repurchase Right. If the Initial Funding has not closed by the earliest of: (a) the Exercise Deadline, (b) 5:00 p.m. (Pacific Time) on the fifth Trading Day after the receipt by the La Jolla Stockholders of the Pre-Clinical Study Findings that do not show a Successful Pre-Clinical Result, or (c) 5:00 p.m. (Pacific Time) on July 31, 2011, then GliaMed shall have the right for a period of 10 Business Days to elect to purchase from La Jolla all right, title and interest in and to the outstanding capital stock of Jewel (the “Repurchase Right”), upon paying to La Jolla: (i) the consideration then paid to GliaMed pursuant to Section 2.2(a), and (ii) an amount equal to the aggregate out-of-pocket fees and expenses (including reasonable attorneys’ fees) incurred by Jewel and La Jolla between the Closing Date and the closing of the Repurchase Right in connection with the maintenance of the Purchased Assets, including, without limitation, patent filings and expenses incurred under the Assigned Agreements.
8.3 Maintenance of Purchased Assets. From the Closing Date through the earlier of the satisfaction of the financing condition set forth above in Section 8.1, or the exercise of the Repurchase Right: (i) all of the Purchased Assets shall be held by Jewel, which will be the sole record owner of the Purchased Assets and no agreements to transfer or assign, or rights, licenses or commitments with respect thereto, shall have been entered into, (ii) Jewel shall not, and La Jolla shall not permit Jewel to, issue any additional shares of capital stock, or securities convertible or exchangeable for Jewel capital stock, or enter into any commitments to do so, and (iii) Jewel shall not, and La Jolla shall not permit Jewel to, incur any indebtedness for borrowed money, whether or not secured, or grant any liens, security interests or other Encumbrances on the Purchased Assets, other than pursuant to the Stock Pledge Agreement. In the event that GliaMed exercises the Repurchase Right, GliaMed will thereupon acquire indirect ownership (i.e., through its ownership of Jewel) of all right, title and interest in and to the Purchased Assets, to the same extent that such title was conveyed by GliaMed to Jewel at the Closing, and the Purchased Assets shall be free of Encumbrances at the time of the completion of the transfer contemplated under the Repurchase Right. Following the exercise of the Repurchase Right, GliaMed shall indemnify La Jolla (and its directors, officers, Affiliates, members, managers, employees, agents, successors and assigns) for any Third Party claims arising out of the Assigned Agreements, other than claims related to the time when the Purchased Assets were held by Jewel and Jewel was owned by La Jolla.

8.4 Exclusive Remedy. GliaMed’s exercise of the Repurchase Right shall serve as its sole and exclusive remedy for the failure to satisfy the conditions set forth in Sections 2.2(a)(ii) and 8.1. Upon exercise of the Repurchase Right, this Agreement shall automatically terminate and be of no further force or effect, except for Articles VII and IX, which shall survive termination of this Agreement.
IX. MISCELLANEOUS.
9.1 Governing Law, Jurisdiction; Dispute Resolution.
(a) Governing Law. The interpretation and construction of this Agreement shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(b) Specific Performance. The Parties acknowledge and agree that irreparable damage may occur in the event that any of the executory provisions of this Agreement or the other Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent or cure such breaches of the provisions of this Agreement or the other Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof without the requirement of posting a bond or providing any other security, this being in addition to any other remedy to which any of them may be entitled by law or equity.
(c) Dispute Resolution. Except as set forth in Section 4.3(c), the Parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in the City and County of San Diego, California, and the Parties irrevocably waive any right to raise forum non conveniens or any other argument that California is not the proper venue. The Parties irrevocably consent to personal jurisdiction in the state and federal courts of the State of California. The Parties consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 9.1 shall affect or limit any right to serve process in any other manner permitted by law. The Parties hereby waive all rights to a trial by jury. In addition, the prevailing Party in any dispute arising under this Agreement shall be entitled to recover its fees and expenses, including, without limitation, all reasonable attorneys’ fees and expenses.

9.2 Survival of Representations and Warranties; Waiver and Non-Exclusion of Remedies. The Parties’ representations and warranties set forth in this Agreement shall survive closing for a period of 12 months, provided, that the representations and warranties of GliaMed set forth in Sections 3.1(a), 3.1(b). 3.1(c), and 3.1(d) (the “GliaMed Fundamental Representations”) and the representations and warranties of La Jolla set forth in Sections 3.2(a), 3.2(b), 3.2(c), and 3.2(d) (the “La Jolla Fundamental Representations” and, together with the GliaMed Fundamental Representations, the “Fundamental Representations”) shall survive indefinitely (each period, the applicable “Survival Period”). A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.
9.3 Notices.
(a) Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed and a conforming copy delivered by hand or sent via overnight delivery service) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.3 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 9.3. Such Notice shall be deemed to have been given as of the date delivered by hand, upon facsimile transmission, or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.
(b) Address for Notice.
GliaMed, Inc.
1072 S De Anza Blvd.
Suite A107-535
San Jose, CA 95129
Attention: Chief Executive Officer
Fax: 408 273-6397

With a copy (which shall not constitute notice) to:
Montgomery & Hansen, LLP
525 Middlefield Road, Suite 250
Menlo Park, CA 94025
Attention: Daniel R. Hansen
Fax: (650) 331-7001
If to La Jolla:
La Jolla Pharmaceutical Company
4365 Executive Drive, Suite 300
San Diego, California 92121
Attention: Chief Executive Officer
Fax: (858) 626-2851
With a copy (which shall not constitute notice) to:
Ropes & Gray LLP
3 Embarcadero Center
San Francisco, CA 94111
Attention: Ryan Murr
Fax: (415) 315-6026
9.4 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement and the Ancillary Agreements supersede all prior agreements, whether written or oral, with respect to the subject matter hereof. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement and the Ancillary Agreements. All Schedules or Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules or Exhibits and this Agreement, the terms of this Agreement shall govern.
9.5 Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.
9.6 Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except (a) that a Party may make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business or assets of such Party, whether in a merger, sale of stock, sale of assets or other transaction, provided that such successor shall acquire all rights and obligations hereunder, and (b) as contemplated in Section 4.4. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any attempted assignment or delegation in violation of this Section shall be void. For the avoidance of doubt, nothing in this Section 9.6, shall limit La Jolla from licensing or sub-licensing to any Third Parties any rights obtained hereunder.

9.7 No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons, except as otherwise expressly provided in this Agreement.
9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile or PDF transmission shall be as effective as an original executed signature page.
9.9 Severability. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by applicable law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.
9.10 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.
9.11 Expenses. Except as otherwise set forth in Section 6.3 and this Section 9.11, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors’, attorneys’, accountants’ and other professional fees and expenses. GliaMed shall pay when due from assets other than the Purchased Assets, all sales taxes and/or use taxes, bulk transfer taxes and all other taxes and fees on transfer of the Purchased Assets arising by virtue of the sale of the Purchased Assets to La Jolla.

9.12 Further Assurance. For a period of 12 months from Closing, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under Applicable Law, and execute and deliver such documents and other papers, as may be reasonably requested to consummate the transactions contemplated by this Agreement.
9.13 Bulk Sales. The Parties hereby waive compliance with all bulk sales acts and other comparable statutory provisions of each applicable jurisdiction that may apply the purchase and sale of the Purchase Assets contemplated by this Agreement.
*   *   *

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

LA JOLLA PHARMACEUTICAL COMPANY	GLIAMED, INC.

By: /s/ Gail A. Sloan	By: /s/ Barry Dickman
Title: Chief Financial Officer and Secretary	Title: Chief Executive Officer

JEWEL MERGER SUB, INC.

By: /s/ Gail A. Sloan Title: Chief Financial Officer, Treasurer and Secretary

INDEX OF SCHEDULES AND EXHIBITS

Schedule 2.6 — Allocation of Purchase Price*

Schedule of Exceptions*

Exhibit A – Assignment and Assumption Agreement

Exhibit B – Bill of Sale

Exhibit C – Chemical Structure*

Exhibit D – GliaMed Patent Rights

Exhibit E – Patent Assignment Agreement

Exhibit F – Series E Certificate of Designations

Exhibit G – Inventory*

Exhibit H – Stock Pledge Agreement

* Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K.  The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Exhibit A
ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption Agreement”) is made and entered into as of March 29, 2011, by and between Jewel Merger Sub, Inc., a Delaware corporation (“Buyer”), and GliaMed, Inc., a Delaware corporation (the “Company”). All capitalized terms used herein and not otherwise defined shall have the meanings given them in the Asset Purchase Agreement (as defined below).
WHEREAS, La Jolla Pharmaceutical Company, a Delaware corporation, Buyer and the Company are parties to that certain Asset Purchase Agreement, dated as of March 29, 2011 (the “Asset Purchase Agreement”), pursuant to which, among other things, the Company is to sell to Buyer, and Buyer is to purchase from the Company, the Purchased Assets; and
WHEREAS, pursuant to the Asset Purchase Agreement, the Company has agreed to assign to Buyer all right, title and interest in and to the Assigned Agreements, as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Assignment. The Company hereby transfers and assigns to Buyer all of the Company’s right, title and interest in, to and under, all of the Assigned Agreements, to have and hold the same unto Buyer and its successors and assigns from and after the date hereof subject to the covenants, conditions and provisions therein provided. Notwithstanding anything contained herein to the contrary, this Assignment and Assumption Agreement shall not constitute an assignment of any Assigned Agreement if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Company thereunder, and such assignment shall not occur until such time as such consent has been obtained, at which time it shall occur automatically under this Assignment and Assumption Agreement without further action by the Company or Buyer. Until such consent has been obtained, the Company and Buyer will use their reasonable best efforts (but without the requirement of any payment of money by the Company or Buyer) to obtain the consent of the other parties to any such Assigned Agreement for the assignment thereof to Buyer as Buyer may request. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Company thereunder so that Buyer would not in fact receive all rights under such Assigned Agreement, the Company and Buyer will cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which the Company would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense the Company’s obligations in accordance with this Agreement, any and all rights of the Company against a third party thereto. The Company will promptly pay to Buyer when received all monies received by the Company under any Assigned Agreement.

2. Assumption. Buyer hereby accepts the transfer and assignment of the Assigned Agreements, and Buyer hereby agrees to pay, defend, discharge and perform all obligations and liabilities of the Company which accrue and are to be performed under any Assigned Agreement after the Closing Date, other than any such obligations or liabilities attributable to any failure by the Company to comply with the terms thereof.
3. Excluded Liabilities. Except as expressly provided herein and in the Asset Purchase Agreement, Buyer shall not assume or be bound by any obligations or liabilities of the Company or any Affiliate of the Company of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising, whatsoever.
4. Contest. The assignment and assumption of the Assigned Agreements hereunder shall not enlarge any rights of third parties and nothing herein or in any instrument of transfer shall prevent Buyer from contesting in good faith the claim of any third party with respect to any of the Assigned Agreements.
5. Guarantee by the Company. To the extent required in connection with the assignment of any of the Assigned Agreements to Buyer, the Company agrees to guarantee the obligations of Buyer under such Assigned Agreement to the counterparty thereto. The Company and Buyer agree that, as between such two parties, any such guarantee by the Company shall not relieve Buyer of its obligations under Section 2 of this Assignment and Assumption Agreement. The guarantee under this Section 5 shall expire upon (a) the Company’s exercise of its Repurchase Right, (b) the termination of the Asset Purchase Agreement pursuant to Section 6.1 of the Asset Purchase Agreement or (c) mutual agreement of the Company and Buyer.
6. Miscellaneous.
(a) This Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives.
(b) This Assignment and Assumption Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Assignment and Assumption Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and Buyer.
(c) This Assignment and Assumption Agreement may be executed by the Company and Buyer in separate and several counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

(d) This Assignment and Assumption Agreement is subject to and limited by the terms and provisions of the Asset Purchase Agreement, and in the event of any conflict between this Assignment and Assumption Agreement and the Asset Purchase Agreement, the terms, provisions and limitations of the Asset Purchase Agreement shall control.
(e) The interpretation and construction of this Agreement shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Assignment and Assumption Agreement as of the date first above written.

THE COMPANY: GLIAMED, INC.
By:
Title: Chief Executive Officer

BUYER: JEWEL MERGER SUB, INC.
By:
Title: Chief Financial Officer, Treasurer and Secretary

Exhibit B
BILL OF SALE
This Bill of Sale (“Bill of Sale”) is entered into as of March 29, 2011, pursuant to that certain Asset Purchase Agreement dated as of March 29, 2011 (the “Asset Purchase Agreement”) by and between GliaMed, Inc., a Delaware corporation (“Seller”), Jewel Merger Sub, Inc., a Delaware corporation (“Buyer”) and La Jolla Pharmaceutical Company, a Delaware corporation. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Asset Purchase Agreement.
1.
Sale and Transfer of Acquired Assets. Effective as of the Closing Date, Seller, for good and valuable consideration received, hereby sells, transfers, conveys, assigns and delivers (and shall cause to be sold, transferred, conveyed, assigned and delivered) to Buyer, free and clear of all Encumbrances, all of Seller’s rights, titles and interests in and to all of the Purchased Assets, including without limitation, the GliaMed Technology and the Inventory.

2.
Terms of Asset Purchase Agreement. All the terms of the Asset Purchase Agreement are incorporated herein by this reference. In the event of a conflict between the terms and conditions of this Bill of Sale and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Bill of Sale, nothing herein is intended to, nor shall it, limit or otherwise alter the representations, warranties, covenants and obligations of the parties contained in the Asset Purchase Agreement or the survival thereof.

3.
Further Assurances. At the reasonable request of Buyer, Seller shall (without additional compensation or charge) execute and deliver and shall cause to be executed and delivered such instruments of transfer, conveyance, assignment and confirmation, and shall take such actions as Buyer may reasonably deem necessary in order to effectively transfer, contribute, assign and deliver to Buyer title to all of the Purchased Assets.

4.
Power of Attorney. With respect to the Purchased Assets, Seller hereby appoints, effective as of the Closing Date, Buyer as Seller’s agent and attorney-in-fact, effective as of the Closing Date, to act for Seller in obtaining the benefits of the Purchased Assets. Seller hereby acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by Seller, and shall remain in effect notwithstanding the dissolution or liquidation of Seller or any other event or circumstance. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto.

5.
Governing Law. The interpretation and construction of this Bill of Sale shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Bill of Sale to the substantive law of another jurisdiction.

6.
Successors and Assigns. This Bill of Sale shall be binding upon and be enforceable against Seller and its respective successors and permitted assigns and shall inure to the benefit of and be enforceable by Buyer and its successors and permitted assigns.

7.	Counterparts. This Bill of Sale may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Bill of Sale as of the date first set forth above.

SELLER: GLIAMED, INC.
By:
Title: Chief Executive Officer

BUYER: JEWEL MERGER SUB, INC.
By:
Title: Chief Financial Officer, Treasurer and Secretary

Exhibit C
Chemical Structure
Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Exhibit D
GliaMed Patent Rights
All rights derived from the assignment of agreements in Schedule 3.1(e)
All rights derived from the Patents and Patent applications specified in the Patent Assignment Agreement

Exhibit E
PATENT ASSIGNMENT
GLIAMED, INC., a Delaware corporation (“Assignor”), hereby assigns certain patent rights to Jewel Merger Sub, Inc. a Delaware corporation (“Assignee”).
WHEREAS, Assignor is the sole owner of the patents and patent applications set forth on Schedule A hereto (the “Patents”); and
WHEREAS, Assignor has agreed with Assignee for the transfer to Assignee of Assignor’s whole right, title and interest in and to such Patents and the inventions claimed therein.
WITNESSETH that, for the consideration provided pursuant to that certain Asset Purchase Agreement, dated as of March 29, 2011, by and among the Assignor, Assignee and La Jolla Pharmaceutical Company (the “Agreement”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, as sole and beneficial owner, hereby assigns and transfers to Assignee Assignor’s whole right, title and interest throughout the world in and to the Patents, free and clear of any and all liens and other Encumbrances, and the inventions they claim (including subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding relating to any of the Patents and subject matter that could have been included as a claim in any of the Patents), and any and all divisional, continuation, continuation-in-part or substitute patent applications that claim priority (directly or indirectly, in whole or in part) to any of the Patents, and any patents granted therefor and thereon, and in and to any and all reissues or extensions of the Patents, and in and to any application, filed in any foreign country, claiming priority (directly or indirectly, in whole or in part) from the Patents (including, without limitation, the right to file said foreign applications and claim priority under the provisions of any international convention or treaty), and the full exclusive benefits thereof, and all rights, privileges and advantages appertaining thereto, including any and all rights to damages, profits or recoveries of any nature for infringement, whether arising prior to or subsequent to the date of this Patent Assignment, of any of the foregoing patents and patent applications including without limitation, all actions and other enforcement rights for damages, injunctive relief and any other remedies of any kind for any past, current or future infringement or other impairment of any of the Patents and the right to receive all proceeds and damages therefrom; and rights to collect royalties or other payments under or on account of any of the Patent Rights or any of the foregoing; and the right to pay any and all maintenance fees, taxes and the like, to hold the same unto and to the use of Assignee, its successors and assigns absolutely during the residue of the respective terms for which the Patents and such other patents were granted and during any such terms (all of the foregoing patent rights and other rights, collectively referred to as the “Patent Rights”). Assignor hereby authorizes and requests the appropriate governmental authority to issue all patents resulting from any of the foregoing patent applications or patents to the Assignee, as the assignee of the entire interest therein. Assignor hereby covenants that Assignor has not executed and will not execute any agreements inconsistent with this Assignment.

Upon Assignee’s written request, Assignor hereby agrees to execute, at Assignee’s expense, such additional form(s) of assignment for the foregoing patents and patent applications as may be reasonably required by the appropriate governmental authority for recordation of this Assignment and as Assignee in its sole discretion deems advisable or necessary in order to fully vest all rights herein transferred to Assignee in Assignee, and will testify as to the same in any interference or other litigation or legal proceeding when requested so to do. To facilitate the execution and filing of such forms, Assignor hereby appoints Assignee as its attorney-in-fact for the limited purpose of executing and filing any such assignments as may be necessary to perfect and record the assignment of the Patent Rights hereunder.
The interpretation and construction of this Assignment shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Assignment to the substantive law of another jurisdiction.
Assignor and Assignee hereby grant to Morrison Foerster LLP the authority and power to insert on this instrument any further identification which may be necessary or desirable for purposes of recordation in foreign Patent and Trademark Offices.
Executed at San Jose, CA this 29th day of March, 2011.

GLIAMED, INC.
By:
Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED:
Executed at San Diego, CA this 29th day of March, 2011.

JEWEL MERGER SUB, INC.
By:
Title: Chief Financial Officer, Treasurer and Secretary

Schedule A
Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Exhibit F
Series E Certificate of Designations

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
OF
SERIES E CONVERTIBLE PREFERRED STOCK
OF
LA JOLLA PHARMACEUTICAL COMPANY
(Pursuant to Section 151 of the
Delaware General Corporation Law)
La Jolla Pharmaceutical Company, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), does hereby certify that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, adopted the following resolution on March 29, 2011, which authorizes the designation of a new series of the Corporation’s Preferred Stock, par value $0.0001 per share (the “Preferred Stock”):
RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vested in it by the Restated Certificate of Incorporation of the Corporation hereby creates a new series of Preferred Stock, par value $0.0001 per share, with such voting powers and with such designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions, as set forth below:
I. DESIGNATION AND AMOUNT
The designation of the new series, which consists of 12,000 shares of Preferred Stock, is the Series E Convertible Preferred Stock (the “Series E Preferred Stock”).
II. CERTAIN DEFINITIONS
For purposes of this Certificate of Designations, the following terms shall have the following meanings:
A. “Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of March 29, 2011, by and among the Corporation and the purchasers named therein, as the same may be amended from time to time.

B. “Change of Control” shall mean the following:
(i) the consolidation, merger or other business combination of the Corporation with or into another entity (other than a consolidation, merger or other business combination in which holders of the Corporation’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, in substantially the same proportion as immediately preceding the transaction, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);
(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of all or substantially all of the intellectual property or assets of the Corporation and its subsidiaries, taken as a whole, or the sale or disposition (including, without limitation, any such action effected by the Corporation or any subsidiary of the Corporation by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries; or
(iii) the consolidation, merger or other business combination of the Corporation with or into another entity that results in the cancellation of shares of any one or more series of Series E Preferred Stock or that results in the conversion of shares of any one or more series of Series E Preferred Stock into (1) shares of any other class or series of capital stock of the Corporation, (2) securities of the Corporation or any other person (or the right to receive any such securities), (3) any property (including, without limitation, cash and the right to receive cash or other property) or (4) any combination of the foregoing.
C. “Closing Date” means 11:59 p.m. on the date of the Closing under the Asset Purchase Agreement.
D. “Closing Sales Price” means, as of any date, (i) the last trading price of the Common Stock on the principal Trading Market (as defined in subsection O of this Article II) during regular trading hours on which such security is listed or traded as reported by Bloomberg Financial L.P. (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Series E Requisite Holders, if Bloomberg Financial L.P. is not then reporting closing sales prices of the Common Stock) (collectively, “Bloomberg”) or (ii) if no last trading price is so reported for such date, the average of the closing bid and ask prices on the principal Trading Market during regular trading hours on which such security is listed or traded as reported by Bloomberg. If the Closing Sales Price cannot be calculated for such Common Stock as of any of such dates on any of the foregoing bases, the Closing Sales Price on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Series E Requisite Holders, with the costs of such appraisal to be borne by the Corporation.
E. “Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

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F. “Common Stock Equivalents” means any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time, Common Stock or any security of any subsidiary of the Corporation, including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, Common Stock or any security of any subsidiary of the Corporation.
G. “Conversion Date” means, for any Optional Conversion (as defined in Article IV.A.), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is delivered via electronic mail resulting in notice to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so e-mailed before such time, then the Conversion Date shall be the date the holder e-mails the Notice of Conversion to the Corporation.
H. “Conversion Price” means the price obtained by dividing $1,000 by 66,667, and shall be subject to adjustment as set forth in Article VIII below.
I. “Face Amount” shall mean, with respect to the Series E Preferred Stock, $1,000.00 per share, as adjusted (i) for stock splits, stock dividends, combinations, recapitalizations, reclassifications or the like and (ii) with respect to any given share or shares of Series E Preferred Stock, to account for any accretion in the Face Amount as a result of accrued but unpaid dividends or any other increase provided for in this Certificate of Designations.
J. “Original Issue Date” means, with respect to each share of Series E Preferred Stock, the date of issuance of such share.
K. “Other Stock” means (i) any class or series of preferred stock or other capital stock of the Corporation, other than Common Stock, Common Stock Equivalents and Series E Preferred Stock and (ii) any securities of the Corporation or of any subsidiary of the Corporation that would entitle the holder thereof to acquire, directly or indirectly, at any time any capital stock listed in clause (i), including, without limitation, any debt, preferred stock, right, option, warrant or other agreement, document or instrument that is at any time convertible into, exercisable for or exchangeable for, or otherwise entitles the holder thereof to receive, directly or indirectly, any capital stock listed in clause (i).
L. Unless otherwise expressly provided in this Certificate of Designations, each reference to a "person” refers to any individual, entity or association, including, without limitation, any corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.
M. “Series E Requisite Holders” means the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a separate class.

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N. “Trading Day” means, except as set forth below, a day on which the Corporation’s securities are traded on a Trading Market; provided, however, that in the event that the Corporation’s securities are not traded on a Trading Market, then Trading Day shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other government action to close. Notwithstanding the foregoing, the following shall not be deemed Trading Days:
•	December 24 to January 2;
•	The Fridays immediately before Memorial Day and immediately before Labor Day;
•	The weekday immediately before and the weekday immediately after Independence Day, provided that if Independence Day is on a Wednesday, then the two following weekdays;
•	Columbus Day; or
•	The Friday immediately after Thanksgiving.
O. “Trading Market” means the OTC Bulletin Board or the Pink Sheets, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange (“NYSE”) or the NYSE Amex, or any successor markets thereto.
P. “Week” means a consecutive seven (7) calendar day period.
III. RIGHTS, PREFERENCES AND PRIVILEGES
A. Dividend Provisions. Holders of Series E Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative mandatory dividends at the rate per share of 5% of the Face Amount per annum, payable semi-annually on May 25 and November 25 beginning on the first such date after the applicable Original Issue Date, and pro rating for the partial six-month period from such applicable Original Issue Date for the first payment hereunder (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day). Such dividends shall be payable in such number of additional shares of Series E Preferred Stock, in each case determined by dividing the amount of the cumulative dividends by the Face Amount; provided, however, that if funds are not legally available for the payment of dividends on the Series E Preferred Stock, such dividends shall, effective on the close of business on a Dividend Payment Date with respect to an unpaid dividend, accrete to, and increase, the Face Amount of the Series E Preferred Stock. Dividends on the Series E Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-day periods, shall accrue daily commencing on the applicable Original Issue Date, and, subject to the preceding sentence, shall be deemed to accrue from such applicable Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The record date for determining the holders of Series E Preferred Stock entitled to dividends pursuant to this paragraph shall be the fifth (5th) Trading Day before the Dividend Payment Date. If any such cumulative dividends would result in the issuance of a fractional share of Series E Preferred Stock, the Corporation shall issue a fractional share therefor, rounded to the nearest 1/1000th of a share. For the avoidance of doubt, (i) for purposes of any conversion or redemption of shares of Series E Preferred Stock, any amount accreted to the Face Amount of such shares pursuant to this paragraph as of such conversion or redemption shall not be deemed accrued but unpaid dividends and (ii) in the event of a conversion or redemption that occurs between Dividend Payment Dates, dividends shall be deemed to accrue through the date of such conversion or redemption, even if such accrual is less than a full semi-annual dividend period.

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IV. CONVERSION
A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series E Preferred Stock may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series E Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:
Face Amount
Conversion Price
Following the effectiveness of any Optional Conversion, the shares of Series E Preferred Stock so converted shall also entitle the former holder of such shares to receive, on the Dividend Payment Date next following such conversion, a number of shares of Series E Preferred Stock equal to the unpaid dividends that accrued on the shares so converted through the date of such conversion, divided by the Face Amount.
B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall deliver via electronic mail a copy of the fully executed Notice of Conversion (in the form attached hereto) to the Corporation (Attention: Secretary). Such notice shall be delivered to conversions@ljpc.com or such other address as the Corporation may, from time to time, provide to the holders upon delivery of a written notice. Upon receipt by the Corporation of a copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile or electronic mail, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.
(i) Delivery of Common Stock Upon Conversion. The Corporation (itself, or through its transfer agent) shall, no later than the second Trading Day following the Conversion Date (the "Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee a certificate representing that number of shares of Common Stock issuable upon conversion of such shares of Series E Preferred Stock being converted. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or any other program that provides for the electronic delivery of Common Stock, the Corporation shall cause its transfer agent, by the end of the Delivery Period, to electronically transmit the Common Stock (not in physical stock certificate form) issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system or with any such equivalent program.

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(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series E Preferred Stock.
(iii) No Fractional Shares. If any conversion of Series E Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the Closing Sales Price on the Trading Day immediately preceding the Conversion Date and the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock shall be the next lower whole number of shares.
(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within three Trading Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three Trading Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.
C. Limitations on Conversions. The conversion of shares of Series E Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):
(i) Timing and Volume Limitations. Each holder of Series E Preferred Stock shall be eligible for an Optional Conversion on any day of a Monday through Sunday calendar week (each a "Conversion Week”) to the extent that, together with all prior conversions of such holder’s Series E Preferred Stock, if any, the total shares of the Series E Preferred Stock that has been converted by such holder during such Conversion Week (rounded to the nearest 1/1,000th of a share) does not exceed the product of (x) the Face Amount of the Outstanding Series E Preferred Stock held by such holder immediately following the issuance of the Pre-Clinical Shares, multiplied by (y) the Conversion Cap for such calendar week. In determining the “Conversion Cap” for any Conversion Week, other than the Fixed Conversion Weeks, if the quotient of (A) the average of the Closing Sales Price (as adjusted to reflect any stock splits, stock dividends or similar recapitalizations occurring on or before the Conversion Date) for the Trading Days during the previous Monday through Sunday calendar week ending on the last Trading Day prior to the applicable Conversion Week, divided by (B) the applicable Conversion Price of the Series E Preferred Stock on the first Trading Day of such Conversion Week is: (1) less than one, then the Conversion Cap shall be 0%; (2) greater than or equal to one and less than two, then the Conversion Cap shall be 0.4%; (3) greater than or equal to two and less than three, then the Conversion Cap shall be 0.8%; (4) greater than or equal to three and less than four, then the Conversion Cap shall be 1.6%; (5) greater than or equal to four and less than five, then the Conversion Cap shall be 2.4%; (6) greater than or equal to five and less than six, then the Conversion Cap shall be 3.2%; (7) greater than or equal to six and less than

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seven, then the Conversion Cap shall be 4.0%; (8) greater than or equal to seven and less than eight, then the Conversion Cap shall be 4.8%; (9) greater than or equal to eight and less than nine, then the Conversion Cap shall be 5.6%; (10) greater than or equal to nine and less than ten, then the Conversion Cap shall be 6.4%; or (11) greater than or equal to ten, then the Conversion Cap shall be 7.2%. The Conversion Cap for the Fixed Conversion Weeks shall be 0.8%. For purposes of this Article IV.C.(i): (I) “Outstanding Series E Preferred Stock” means all of the Company’s Series E Convertible Preferred Stock, issued and outstanding immediately following the issuance of the Pre-Clinical Shares (as such term is defined in the Asset Purchase Agreement) and (II) “Fixed Conversion Weeks” mean the periods of time commencing on (i) the first calendar week beginning the Monday following the issuance of the Pre-Clinical Shares, or (ii) the week following the date of any Conversion Price adjustment. No Optional Conversion shall be allowed until the first Monday following the issuance of the Pre-Clinical Shares. Notwithstanding anything to the contrary in this Article IV.C.(i), any holder of Series E Preferred Stock shall have the right to convert all or any portion of its shares of Series E Preferred Stock into shares of Common Stock immediately prior to a Change of Control. The foregoing conversion limits shall apply to the Series E Preferred Stock on an aggregate basis; to the extent that ownership of the Series E Preferred Stock is divided among multiple holders, the conversion limits shall be apportioned among the holders on a pro rata basis, based on their relative holdings of Series E Preferred Stock.
(ii) Additional Restrictions on Conversion or Transfer. Notwithstanding anything in this Certificate of Designations to the contrary, at no time may the Corporation issue or sell shares of Common Stock (including transfers by the Corporation of treasury stock) to a holder of Series E Preferred Stock, and in no event shall any holder of shares of Series E Preferred Stock have the right to convert shares of Series E Preferred Stock into shares of Common Stock, in each such case (x) to the extent that such issuance or sale or right to effect such conversion would result in the holder or any of its affiliates together beneficially owning more than 9.999% of the then issued and outstanding shares of Common Stock or (y) if such holder or any of its affiliates together beneficially own more than 9.999% of the then issued and outstanding Common Stock immediately prior to such purported issuance, sale, transfer or conversion. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be waived. Any purported issuance, sale, transfer or conversion effected in violation of this paragraph shall be null and void. Certificates representing shares of Series E Preferred Stock shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND CONVERSION RESTRICTIONS AND MAY BE TRANSFERRED OR CONVERTED ONLY AS PERMITTED BY THE TERMS OF THE CERTIFICATE OF DESIGNATIONS SETTING FORTH THE RIGHTS, POWERS AND PREFERENCES OF SUCH PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.

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V. RESERVATION OF SHARES OF COMMON STOCK
A. If the authorized and unissued number of shares of Common Stock (the “Reserved Amount”) for any three consecutive Trading Days (the last of such three Trading Days being the “Authorization Trigger Date”) shall be less than a number sufficient to provide for the conversion in full, at the then current Conversion Price thereof, without taking into account the conversion limitations set forth in Article IV.C.(i) and without taking into account the conversion limitations set forth in Article IV.C.(ii), of all of the Series C-11 Convertible Preferred Stock, Series C-21 Convertible Preferred Stock, Series D-11 Convertible Preferred Stock, Series D-21 Convertible Preferred Stock or Series E Preferred Stock (i) then outstanding, (ii) then issuable, directly or indirectly, upon exercise or otherwise in respect of all outstanding or then issuable Warrants and (iii) then issuable as the payment of dividends on the Series C-11 Convertible Preferred Stock, Series C-21 Convertible Preferred Stock, Series D-11 Convertible Preferred Stock, Series D-21 Convertible Preferred Stock or Series E Preferred Stock described in clause (i) or (ii) for a period of four (4) years (the “Required Reserve Amount”), then the Corporation shall immediately notify the holders of Series E Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to increase the number of shares of Common Stock that the Corporation is authorized to issue) to increase the Reserved Amount to the Required Reserve Amount. Nothing contained in this Article V.A. shall limit any other rights or remedies of the holders of the Series C-11 Convertible Preferred Stock, Series C-21 Convertible Preferred Stock, Series D-11 Convertible Preferred Stock, Series D-21 Convertible Preferred Stock or Series E Preferred Stock, hereunder or under applicable law.
VI. RANK
A. All shares of Series E Preferred Stock shall rank (i) senior to (a) the Corporation’s Common Stock; (b) the Common Stock Equivalents (other than Senior Securities) in existence as of the Closing Date; and (c) any Common Stock Equivalents (other than Senior Securities) and any Other Stock (other than Senior Securities) issued after the Closing Date specifically ranking, by their terms, junior to the Series E Preferred Stock (collectively with the Common Stock and the Common Stock Equivalents (other than Senior Securities) in existence as of the Closing Date, “Junior Securities”); (ii) pari passu with any Common Stock Equivalents (other than Senior Securities) and Other Stock (other than Senior Securities) issued after the Closing Date specifically ranking, by their terms, on parity with the Series E Preferred Stock (the “Pari Passu Securities”); and (iii) junior to the Corporation’s Series C-11 Convertible Preferred Stock, Series C-21 Convertible Preferred Stock, Series D-11 Convertible Preferred Stock and Series D-21 Convertible Preferred Stock, as well as any Common Stock Equivalents or Other Stock created after the Closing Date specifically ranking, by their terms, senior to the Series E Preferred Stock (collectively, the “Senior Securities”), in each case as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Each share of Series E Preferred Stock shall rank pari passu with each other share of Series E Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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VII. LIQUIDATION PREFERENCE
A. If (i) the Corporation shall (1) commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, (2) consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or (3) make an assignment for the benefit of its creditors, (ii) a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days, or (iii) the Corporation sells or transfers all or substantially all of its assets in one transaction or in a series of related transactions and, on account of any such event as set forth in clauses (i), (ii) or (iii), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series E Preferred Stock shall have received the Liquidation Preference with respect to each share then outstanding. If, upon the occurrence of a Liquidation Event, the assets and funds legally available for distribution among the holders of the Series E Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series E Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.
B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.
C. The “Liquidation Preference” with respect to a share of Series E Preferred Stock means an amount equal to the Face Amount thereof plus all accrued and unpaid dividends on the Series E Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designations filed in respect thereof. As of the filing of this Certificate of Designations, there are no Pari Passu Securities.

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VIII. ADJUSTMENTS TO THE CONVERSION PRICE
The Conversion Price shall be subject to adjustment from time to time as follows:
A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately reduced. If the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event (in each case, whether by merger or otherwise), then, after the date of record for such event, the Conversion Price shall be proportionately increased. In any such event described in this paragraph, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.
B. Adjustment Due to Merger, Consolidation, Etc. With respect to each share of Series E Preferred Stock, if, at any time after the Closing Date, there shall be (i) any recapitalization, reclassification or change of the outstanding shares of Common Stock (but not of such share of Series E Preferred Stock), other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction causing an adjustment pursuant to Article VIII.A., (ii) any Change of Control or any merger, conversion, consolidation or other business combination, in each case pursuant to which the Common Stock (but not such share of Series E Preferred Stock) is converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such stock or securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or any combination of the foregoing, or (iii) any share exchange pursuant to which all of the outstanding shares of Common Stock (but not such share of Series E Preferred Stock) are converted into or exchanged for capital stock or other securities of the Corporation or any subsidiary of the Corporation or any other person (or the right to receive any such securities) or into any property (including, without limitation, cash and the right to receive cash or other property) or into any combination of the foregoing (each of (i) — (iii) above being a "Corporate Change”), then the holder of such share of Series E Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change if such share of Series E Preferred Stock had been converted into Common Stock immediately prior to such Corporate Change without taking into account the limitations on conversion set forth in Article IV. The Corporation shall not effect any Corporate Change unless (i) each holder of Series E Preferred Stock has received written notice of such transaction at least 20 days prior thereto, but in no event later than 10 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonably satisfactory to the Series E Requisite Holders) the obligations of this Certificate of Designations. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series E Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive recapitalizations, changes, conversions, combinations, reclassifications, consolidations, mergers, sales, transfers or share exchanges.

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C. Adjustment Due to Distribution. If, at any time after the Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to all or substantially all of the holders of Common Stock (other than a dividend for which an adjustment is provided under Section A. or Section D. of this Article VIII.), by way of return of capital or otherwise (including, without limitation, any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of Series E Preferred Stock shall be entitled, upon any conversion of shares of Series E Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves rights, warrants, or options and the right to exercise or convert such right, warrant or option would expire in accordance with its terms prior to the conversion of the Series E Preferred Stock, then the terms of such right, warrant or option shall provide that such exercise or convertibility right shall remain in effect until 10 days after the date the holder of Series E Preferred Stock receives such right, warrant or option pursuant to the conversion thereof.
D. Purchase Rights. If, at any time after the Closing Date, the Corporation issues any securities that are convertible into, exercisable or exchangeable for or that impart a right to purchase securities other than Common Stock or Common Stock Equivalents (whether of the Corporation or any subsidiary of the Corporation) pro rata to the record holders of all or substantially all of the Common Stock (“Purchase Rights”), then the holders of Series E Preferred Stock will be entitled to acquire (at the same time the holders of Common Stock receive such Purchase Rights), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series E Preferred Stock (without giving effect to the limitations contained in Article IV) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
E. One-Time Adjustment Following Reverse Stock Split. If, on the Conversion Price Adjustment Date (as defined below), the average of the Closing Sales Prices (as adjusted to reflect any stock splits, stock dividends or similar recapitalizations occurring on or before the Conversion Price Adjustment Date) for the five (5) consecutive Trading Day period ending on the last Trading Day prior to the Conversion Price Adjustment Date (the “Adjustment 5-Day Average Price”) is less than the product of the Conversion Price then in effect (as adjusted to reflect any stock splits, stock dividends or similar recapitalizations occurring on or before the Conversion Price Adjustment Date) multiplied by 10, then, effective as of the Conversion Price Adjustment Date, the Conversion Price shall be reduced to a price equal to ten percent (10%) of the Adjustment 5-Day Average Price. The “Conversion Price Adjustment Date” shall mean the Saturday that is three (3) calendar weeks following the Saturday of the week when the Reverse Split is effected. The Company hereby agrees that it will not issue any press releases or file any periodic reports on Form 8-K under the Exchange Act, except where required by law, during the period of time in which the Adjustment 5-Day Average Price is being calculated. The “Reverse Split” means a reverse stock split of the Company’s outstanding Common Stock at an exchange ratio of 1-for-100 within two weeks of the Closing Date.

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F. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VIII amounting to a more than 5% change in such Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series E Preferred Stock.
IX. VOTING RIGHTS
The holders of the Series E Preferred Stock have no voting power whatsoever, except as otherwise required by the DGCL in this Article IX.
Notwithstanding the above, the Corporation shall provide each holder of Series E Preferred Stock with prior notification of any meeting or solicitation of written consent of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed Change of Control, sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least 10 days prior to the record date specified therein (or 20 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.
To the extent that under the DGCL the vote of the holders of the Series E Preferred Stock, voting together as a single class, is required to authorize a given action of the Corporation, the affirmative vote of the Series E Requisite Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by such class; provided, however, that if the DGCL requires only the separate vote of any one or more, but not all, of the series of Preferred Stock, the affirmative vote of at least a majority of the voting power of such one or more series, voting together as a single class, shall constitute the approval of such action by the Series E Preferred Stock in lieu of the approval of the Series E Requisite Holders. To the extent that under the DGCL holders of the Series E Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series E Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C.(ii)) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. The Corporation shall not (i) combine the outstanding shares of any series of Series E Preferred Stock into a smaller number of shares of such series (whether by reclassification, merger, stock split or otherwise) or (ii) subdivide the outstanding shares of any series of Series E Preferred Stock into a greater number of shares of such series (whether by reclassification, merger, stock split, stock dividend or otherwise) without the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the voting power of such series of Series E Preferred Stock to be combined or subdivided, voting as a separate class.

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X. MISCELLANEOUS
A. Cancellation of Series E Preferred Stock. If any shares of Series E Preferred Stock are converted pursuant to Article IV or repurchased by the Corporation, the Corporation shall take all actions necessary to cause the shares so converted or repurchased to be canceled and return to the status of authorized, but unissued preferred stock of no designated series, and such shares shall not be issuable by the Corporation as Series E Preferred Stock.
B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of Series E Preferred Stock (each a “Preferred Stock Certificate”) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver Series E Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert in full all shares of Series E Preferred Stock represented by such Preferred Stock Certificate(s).
C. Allocation of Reserved Amount. The Reserved Amount shall be allocated pro rata among the holders of Series E Preferred Stock based on the number of shares of Series E Preferred Stock issued to each holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series E Preferred Stock based on the number of shares of Series E Preferred Stock held by each holder at the time of the increase Reserved Amount. Any portion of the Reserved Amount that remains allocated to any person or entity which does not hold any Series E Preferred Stock shall be allocated to the remaining holders of shares of Series E Preferred Stock, pro rata based on the number of shares of Series E Preferred Stock then held of record by such holders.
D. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series E Preferred Stock, (i) the shares covered thereby shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series E Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations. Notwithstanding the foregoing, if a holder has not received all shares of Common Stock prior to the last Trading Day of the Delivery Period with respect to a conversion of Series E Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five Trading Days after the expiration of such Delivery Period) the holder shall regain the rights of a holder of Series E Preferred Stock with respect to such unconverted shares of Series E Preferred Stock and the Corporation shall, as soon as practicable, return any certificate representing such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series E Preferred Stock.

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E. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, anyright or preference of the holders of Series E Preferred Stock granted hereunder may be waived as to all shares of Series E Preferred Stock (and the holders thereof) upon the written consent of the Series E Requisite Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required; provided, however, that if a waiver would affect adversely the rights, powers, preferences or privileges of only a portion of the Series E Preferred Stock but shall not so affect the rights, powers, preferences or privileges of all shares of Series E Preferred Stock, this paragraph shall require the written consent of the holders of all shares so affected.
F. Reference to Other Agreements and Documents. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate of Designations, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.
G. Severability. If any term of any series of Series E Preferred Stock is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of such series of Series E Preferred Stock as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of any series of Series E Preferred Stock will be deemed dependent upon any other such term unless so expressed in this Certificate of Designations.
H. Force Majeure. Notwithstanding any provision herein to the contrary, the failure of any party to timely satisfy obligations hereunder shall be excused to the extent that (i) such failure follows the occurrence of a Force Majeure Event (defined below), and (ii) such Force Majeure Event has materially adversely affected the ability of such party (or its agents, including banks, transfer agents, and clearinghouses) to perform hereunder. A failure to perform shall be excused only for so long as the Force Majeure Event continues to materially adversely affect such person’s ability to perform. For purposes of this Section, “Force Majeure Event” shall mean the occurrence of any of the following events: (a) trading in securities generally on either the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or FINRA; (b) a general banking moratorium shall have been declared by any of federal, New York or California authorities; (c) an act of war, terrorism or hostility shall have occurred, or (d) a strike, fire, flood, earthquake, accident or other calamity or Act of God shall have occurred.
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IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this 30th day of March, 2011.
La Jolla Pharmaceutical Company

By:	Name: Gail A. Sloan
Title: Chief Financial Officer and Secretary

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Exhibit A
NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the Series E Preferred Stock)
The undersigned hereby irrevocably elects to convert [insert number of shares to nearest 1/1000th] shares of Series E Preferred Stock (the “Conversion”), represented by stock certificate No(s)______. (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of La Jolla Pharmaceutical Company (the “Corporation”) according to the conditions of the Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is ______) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).
The undersigned acknowledges that these securities are “restricted securities” under the Securities Act of 1933, as amended (the “Act”) and accordingly agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series E Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Act, or pursuant to an exemption from registration under the Act.

Date of Conversion:

Applicable Conversion Price:

Shares of Common Stock beneficially owned (determined in accordance with Section 13(d) of the Exchange Act):

Signature:

Name:

Address:

Exhibit G
Inventory
Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Exhibit H
Stock Pledge Agreement

JEWEL MERGER SUB, INC.
STOCK PLEDGE AGREEMENT
This Stock Pledge Agreement (this “Agreement”) made and entered into as of March 29, 2011, by and between La Jolla Pharmaceutical Company, a Delaware corporation (“Pledgor”) and GliaMed, Inc., a Delaware corporation (the “Company”).
RECITALS
A. In connection with the purchase this day by Pledgor of certain assets of the Company, as described in that certain Asset Purchase Agreement among the Company, Pledgor and Jewel Merger Sub, Inc. (“Jewel”) dated of even date herewith (the “Purchase Agreement”), Pledgor agreed that all of the outstanding shares of capital stock of Jewel (the “Shares”) will be subject to a contingent Repurchase Right, as defined in Section 8.2 of the Purchase Agreement.
B. Such Repurchase Right is secured by the Shares upon the terms set forth in this Agreement.
Now, therefore, it is hereby agreed as follows:
1. Grant of Security Interest.
(a) Pledgor hereby grants the Company a security interest in, and assigns, transfers to and pledges with the Company, the following securities and other property (collectively, the "Collateral”):
(i) the Shares;
(ii) any and all new, additional or different securities or other property subsequently distributed with respect to the Shares which are to be delivered to and deposited with the Company pursuant to the requirements of Paragraph 2 of this Agreement;
(iii) any and all other property and money which is distributed by Jewel to Pledgor after the date hereof; and
(iv) the proceeds of any sale, exchange or disposition of the property and securities described in subparagraphs (i), (ii) or (iii) above.
(b) To perfect the Company’s security interest in and lien on the Collateral, Pledgor shall, upon the execution of this Agreement, immediately deliver to the Company, together with properly endorsed stock power assignments executed in blank, all certificates representing the Shares to be held by the Company in pledge pursuant to this Agreement.

2. Duty to Deliver. Any new, additional or different securities or other property (including any cash dividends) which may now or hereafter become distributable with respect to the Collateral by reason of (a) any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Shares without the Company’s receipt of consideration or (b) any merger, consolidation or other reorganization affecting the capital structure of Jewel shall, upon receipt by Pledgor, be promptly delivered to and deposited with the Company as part of the Collateral hereunder. Any securities shall be accompanied by one or more properly endorsed stock power assignments.
3. Representations and Warranties. Pledgor hereby represents and warrants that:
(a) This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor, enforceable in accordance with its terms.
(b) No consent, approval, authorization or other order of any person is required for (i) the execution and delivery of this Agreement by Pledgor or the delivery by Pledgor of the Collateral to the Company as provided herein or (ii) the exercise by the Company of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement.
(c) Pledgor is the owner of the Collateral and has the full right and power to transfer the Collateral to the Company free and clear of any security interest, lien, restriction or encumbrance other than encumbrances created pursuant to this Agreement.
4. Covenants.
(a) Pledgor shall not, without the prior written consent of the Company, sell, assign, transfer, mortgage, pledge or otherwise encumber any of the Company’s rights in or to the Collateral or any dividends or other distributions or payments with respect thereto or grant a lien on any thereof.
(b) Pledgor shall, at his own expense, execute, acknowledge and deliver all such instruments and take all such action as the Company from time to time may reasonably request in order to ensure to the Company the benefits of the first priority lien on and to the Collateral intended to be created by this Agreement.
(c) Pledgor shall defend the title to the Collateral and the lien of the Company thereon against the claim of any person or entity claiming against or through Pledgor and will maintain and preserve such lien so long as this Agreement shall remain in effect.
(d) Pledgor shall not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent Pledgor lawfully may do so. Pledgor shall not interfere with any right, power and remedy of the Company provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise by the Company of any one or more such rights, powers or remedies.

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(e) Pledgor shall pay, prior to the delinquency date, all taxes, liens, assessments and other charges against the Collateral, and in the event of Pledgor’s failure to do so, the Company may at its election pay any or all of such taxes and other charges without contesting the validity or legality thereof.
5. Shareholder Rights. So long as there exists no event of default under Paragraph 10 of this Agreement, Pledgor may exercise all shareholder voting rights and be entitled to receive any and all proxy statements and other shareholder materials pertaining to the Collateral.
6. Rights and Powers of Company. The Company may, without obligation to do so, exercise at any time and from time to time one or more of the following rights and powers with respect to any or all of the Collateral:
(a) subject to the applicable limitations of Paragraph 9, accept in its discretion other property of Pledgor in exchange for all or part of the Collateral and release Collateral to Pledgor to the extent necessary to effect such exchange, and in such event the other property received in the exchange shall become part of the Collateral hereunder;
(b) perform such acts as are necessary to preserve and protect the Collateral and the rights, powers and remedies granted with respect to such Collateral by this Agreement; and
(c) transfer record ownership of the Collateral to the Company or its nominee and receive, endorse and give receipt for, or collect by legal proceedings or otherwise, dividends or other distributions made or paid with respect to the Collateral, provided and only if there exists at the time an outstanding event of default under Paragraph 10 of this Agreement.
Any action by the Company pursuant to the provisions of Paragraph 6 may be taken without notice to Pledgor.
7. Care of Collateral. The Company shall exercise reasonable care in the custody and preservation of the Collateral and shall take no action with respect to a transfer of the Shares prior to an event of default. However, the Company shall have no obligation to (a) initiate any action with respect to, or otherwise inform Pledgor of, any conversion, call, exchange right, preemptive right, subscription right, purchase offer or other right or privilege relating to or affecting the Collateral, (b) preserve the rights of Pledgor against adverse claims or protect the Collateral against the possibility of a decline in market value or (c) take any action with respect to the Collateral requested by Pledgor unless the request is made in writing and the Company determines that the requested action will not unreasonably jeopardize the value of the Collateral as security for the Note and other indebtedness secured hereunder. Subject to the limitations of Paragraph 9, the Company may at any time release and deliver all or part of the Collateral to Pledgor, and the receipt thereof by Pledgor shall constitute a complete and full acquittance for the Collateral so released and delivered. The Company shall accordingly be discharged from any further liability or responsibility for the Collateral, and the released Collateral shall no longer be subject to the provisions of this Agreement.

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8. Transfer of Collateral. The Company may not transfer the Collateral unless there has been an event of default.
9. Release of Collateral. Provided there does not otherwise exist any event of default under Paragraph 10, the Shares, together with any additional Collateral which may hereafter be pledged and deposited hereunder, shall be released from pledge and returned to Pledgor in accordance with the following provisions:
(a) Upon cancellation of the Repurchase Rights pursuant to Article VIII of the Purchase Agreement, the Shares held as Collateral hereunder shall (subject to the applicable limitations of Paragraph 9(c) below) be released within three days following such cancellation; provided that the Company agrees that the Pledgor shall have the authority to cancel the certificates representing the Shares if the Company does not timely satisfy its obligations under this Section 9(a) and may reissue the Shares in the name of the Pledgor.
(b) Any additional Collateral which may hereafter be pledged and deposited with the Company pursuant to the requirements of Paragraph 2 shall be released at the same time Shares to which the additional Collateral relates are to be released in accordance with the applicable provisions of Paragraph 9(a).
(c) Under no circumstances, however, shall any Shares or any other Collateral be released if the Repurchase Right is exercised in accordance with Article VIII of the Purchase Agreement.
10. Default.
(a) The exercise by the Company of its Repurchase Right in accordance with the provisions of Section 8.2 of the Purchase Agreement shall constitute the sole circumstances giving rise to an event of default under this Agreement.
(b) Upon the occurrence of such event of default, the Company may, at its election, exercise any or all of the rights and remedies granted to a secured party under the provisions of the California Uniform Commercial Code (as now or hereafter in effect), including (without limitation): (i) the power to dispose of the Collateral by public or private sale; or (ii) the right to accept, upon prior written notice to Pledgor, the Collateral in full satisfaction of the Repurchase Right secured hereunder.
11. Other Remedies and Waivers. The rights, powers and remedies granted to the Company pursuant to the provisions of this Agreement shall be in addition to all rights, powers and remedies granted to the Company under any statute or rule of law and shall be deemed cumulative and may be exercised successively or concurrently at the Company’s option. Any forbearance, failure or delay by the Company in exercising any right, power or remedy under this Agreement shall not be deemed to be a waiver of such right, power or remedy and shall not prejudice its rights as against Pledgor in any respect. Every right, power and remedy of the Company under this Agreement shall continue in full force and effect unless such right, power or remedy is specifically waived by an instrument executed by a duly-authorized officer of the Company. Any such waiver shall be limited to its express terms.

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12. Costs and Expenses. All costs and expenses (including reasonable attorneys fees) incurred by the either party in connection with the exercise or enforcement of any right, power or remedy granted under this Agreement shall be the sole obligation of such party.
13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without resort to that State’s conflict-of-laws rules.
14. Assignment. Neither party may assign or transfer his obligations or rights under this Agreement without the other party’s prior written consent. This Agreement shall be binding upon the Company and its successors and assigns and upon Pledgor and its successors and assigns.
15. Amendment. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except in writing duly signed by a duly-authorized officer of Pledgor and a duly-authorized officer of the Company.
16. Severability. If any provision of this Agreement is held to be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of neither such provision nor any other provisions of this Agreement shall be affected thereby.
17. Legend. Each certificate representing the Shares shall contain a legend substantially in the form attached hereto as Exhibit A.
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IN WITNESS WHEREOF, this Agreement has been entered into by Pledgor and the Company as of the date set forth in the introductory paragraph of this Agreement.

LA JOLLA PHARMACEUTICAL COMPANY, PLEDGOR
By:
	Name:	Gail A. Sloan
	Title:	Chief Financial Officer and Secretary

AGREED TO AND ACCEPTED BY: GLIAMED, INC.
By:
	Name:	Barry Dickman
	Title:	Chief Executive Officer

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ASSIGNMENT SEPARATE FROM CERTIFICATE
FOR VALUE RECEIVED, La Jolla Pharmaceutical Company hereby sell(s), assign(s) and transfer(s) unto GliaMed, Inc,                      (_____) shares of the Common Stock of Jewel Merger Sub, Inc. (“Jewel”) standing in its name on the books of the Jewel represented by Common Stock Certificate No.                      herewith and do(es) hereby irrevocably constitute and appoint                      Attorney to transfer the said stock on the books of Jewel with full power of substitution in the premises.
Dated:

Signature:

By:
Title:

Instruction: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate.

Exhibit A
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF A STOCK PLEDGE AGREEMENT, AS AMENDED FROM TIME TO TIME, WHICH, AMONG OTHER THINGS, MAY PROVIDE FOR THE CANCELLATION OF THE SHARES BY THE COMPANY. THE COMPANY WILL FURNISH A COPY OF THE STOCK PLEDGE AGREEMENT TO THE HOLDER HEREOF UPON WRITTEN REQUEST.